UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AMERICAN HEALTHCARE REIT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

18191 Von Karman Avenue Suite 300 Irvine, CA 92612 (949) 270-9200
April 8, 2022
Dear Stockholder:

On behalf of our Board of Directors, I cordially invite you to attend the 2022 Annual Meeting of Stockholders of American Healthcare REIT, Inc., to be held on June 15, 2022 at 9:00 a.m. local time, at the Irvine Marriott, located at 18000 Von Karman Avenue, Irvine, California 92612. We look forward to your attendance.
The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be acted upon by our stockholders, including the election of nine directors, the ratification of the appointment of our independent registered public accounting firm, the approval, on an advisory basis (non-binding) of the compensation paid to our named executive officers and the vote on an advisory (non-binding) resolution to determine the frequency (whether every one year, every two years, or every three years) with which our stockholders shall be entitled to vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers.
We will provide an update on our portfolio, our company and our vision for the next year and beyond at the 2022 Annual Meeting of Stockholders, and our stockholders will have an opportunity to ask questions.
None of our stockholders own more than 5% of the total aggregate shares of our Class T and Class I common stock issued and outstanding and entitled to vote, so every stockholder’s vote is important and assists us in establishing the necessary quorum to conduct business at the 2022 Annual Meeting of Stockholders. Regardless of the number of shares of our common stock you own, it is very important that your shares be represented at the 2022 Annual Meeting of Stockholders. ACCORDINGLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE 2022 ANNUAL MEETING OF STOCKHOLDERS IN PERSON, I URGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE. You may do this by completing, signing and dating the accompanying proxy card and returning it in the accompanying self-addressed, postage-paid return envelope. You also may authorize a proxy via the Internet at https://www.proxyvote.com or by telephone by dialing toll-free 1 (800) 690-6903. Please follow the directions provided in the proxy statement. This will not prevent you from attending and voting in person at the 2022 Annual Meeting of Stockholders, but will assure that your vote will be counted if you are unable to attend the 2022 Annual Meeting of Stockholders.
Although the 2022 Annual Meeting of Stockholders is currently scheduled to occur at the date, time and location stated above, we are currently monitoring matters related to the coronavirus (COVID-19) pandemic. Accordingly, we may determine that it is in the best interest of our stockholders to change the date, time or location of the 2022 Annual Meeting of Stockholders, including the possibility of changing to a “virtual” meeting instead of holding the meeting at a physical location. If we determine to make such a change, we will make a public announcement in advance, and details on how to participate will be set forth in a press release issued by us and available at http://www.AmericanHealthcareREIT.com.
YOUR VOTE COUNTS. THANK YOU FOR YOUR ATTENTION TO THIS MATTER, AND FOR YOUR CONTINUED SUPPORT OF, AND INTEREST IN, OUR COMPANY.
Sincerely,
Jeffrey T. Hanson
Executive Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 15, 2022
NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders of American Healthcare REIT, Inc., a Maryland corporation, will be held on June 15, 2022 at 9:00 a.m. local time, at the Irvine Marriott, located at 18000 Von Karman Avenue, Irvine, California 92612, for the following purposes, which are more completely set forth in the accompanying Proxy Statement:

1.	to consider and vote upon the election of nine directors, each to hold office for a one-year term expiring at the 2023 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies;

2.	to consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022;

3.	to approve, on an advisory (non-binding) basis, the compensation paid to our named executive officers for the year ended December 31, 2021;

4.
to vote on an advisory (non-binding) resolution to determine the frequency (whether every one year, every two years, or every three years) with which our stockholders shall be entitled to vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers; and

5.	to transact such other business as may properly come before the 2022 Annual Meeting of Stockholders or any adjournments or postponements thereof.
These proposals are discussed in the following pages, which are made part of this notice. Our stockholders of record at the close of business on March 18, 2022 are entitled to vote at the 2022 Annual Meeting of Stockholders of American Healthcare REIT, Inc. We reserve the right, in our sole discretion, to adjourn or postpone the 2022 Annual Meeting of Stockholders to provide more time to solicit proxies for the meeting.
In addition, although the 2022 Annual Meeting of Stockholders is currently scheduled to occur at the date, time and location stated above, we are currently monitoring matters related to the coronavirus (COVID-19) pandemic. Accordingly, we may determine that it is in the best interest of our stockholders to change the date, time or location of the 2022 Annual Meeting of Stockholders, including the possibility of changing to a “virtual” meeting instead of holding the meeting at a physical location. If we determine to make such a change, we will make a public announcement in advance, and details on how to participate will be set forth in a press release issued by us and available at http://www.AmericanHealthcareREIT.com.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 15, 2022.
The proxy statement and annual report to stockholders are available at https://www.proxyvote.com.
You may obtain directions to attend the 2022 Annual Meeting of Stockholders of American Healthcare REIT, Inc. by calling 1 (949) 270-9217.
Please sign and date the accompanying proxy card and return it promptly in the accompanying self-addressed, postage-paid return envelope whether or not you plan to attend. You also may authorize a proxy electronically via the Internet at https://www.proxyvote.com or by telephone by dialing toll-free 1 (800) 690-6903. Instructions are included with the proxy card. If you attend the 2022 Annual Meeting of Stockholders, you may vote in person if you wish, even if you previously have returned your proxy card or authorized a proxy electronically. You may revoke your proxy at any time prior to its exercise.
By Order of the Board of Directors,

Cora Lo, Esq.
SVP, Assistant General Counsel and Secretary
April 8, 2022
i

PROXY STATEMENT
The accompanying proxy is solicited by the Board of Directors of American Healthcare REIT, Inc., or American Healthcare REIT, for use in voting at the 2022 Annual Meeting of Stockholders, or the annual meeting, to be held on June 15, 2022 at 9:00 a.m. local time, at the Irvine Marriott, located at 18000 Von Karman Avenue, Irvine, California 92612, and at any adjournment or postponement thereof, for the purposes set forth in the attached notice. The proxy solicitation materials are being distributed to stockholders entitled to vote on or about April 8, 2022.
Although the 2022 Annual Meeting of Stockholders is currently scheduled to occur at the date, time and location stated above, we are currently monitoring matters related to the coronavirus (COVID-19) pandemic. Accordingly, we may determine that it is in the best interest of our stockholders to change the date, time or location of the 2022 Annual Meeting of Stockholders, including the possibility of changing to a “virtual” meeting instead of holding the meeting at a physical location. If we determine to make such a change, we will make a public announcement in advance, and details on how to participate will be set forth in a press release issued by us and available at http://www.AmericanHealthcareREIT.com.
About the Meeting
What is the purpose of the annual meeting?
At the annual meeting, stockholders will be asked to: (i) consider and vote upon the election of nine directors, each to hold office for a one-year term expiring at the 2023 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies; (ii) consider and vote upon the ratification of the appointment of Deloitte & Touche LLP, or Deloitte & Touche, as our independent registered public accounting firm for the year ending December 31, 2022; (iii) approve, on an advisory (non-binding) basis, the compensation paid to our named executive officers for the year ended December 31, 2021, or the say on pay proposal; (iv) consider and vote on an advisory (non-binding) resolution to determine the frequency (whether every one year, every two years, or every three years) with which our stockholders shall be entitled to vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers, or the say on pay frequency proposal; and (v) to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
Management will provide an update on our portfolio, our company and our vision for the next year and beyond and will respond to questions from stockholders. In addition, representatives of Deloitte & Touche, our independent registered public accounting firm, are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to questions from our stockholders.
What is our Board of Directors’ voting recommendation?
Unless you give other instructions on your proxy card, the individuals named on the card as proxy holders will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors unanimously recommends that: (i) you vote your shares “FOR” each of the nominees to our Board of Directors; (ii) you vote your shares “FOR” the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the year ending December 31, 2022; (iii) you vote your shares “FOR” approval of the advisory (non-binding) say on pay proposal; and (iv) you vote your shares for “1 YEAR” on the advisory (non-binding) say on pay frequency proposal. No director has informed us that he or she intends to oppose any action intended to be taken by us.
What happens if additional proposals are presented at the annual meeting?
Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the annual meeting. If other matters are presented and you are authorizing a proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Who is entitled to vote?
Only stockholders of record at the close of business on March 18, 2022, or the record date, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they hold on that date at the annual meeting or any adjournments or postponements thereof. As of the record date, we had an aggregate of 263,809,729 shares of our Class T and Class I common stock issued and outstanding and entitled to vote. Each outstanding share of our common stock, regardless of share class, entitles its holder to cast one vote on each proposal to be voted on at the annual meeting.

What constitutes a quorum?
If holders of more than 50.0% of the aggregate Class T and Class I shares of our common stock outstanding on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting, permitting the conduct of business at the meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.
How do I vote my shares at the annual meeting?
Authorizing a Proxy by Mail — Stockholders may authorize a proxy by completing the accompanying proxy card and mailing it in the accompanying self-addressed, postage-paid return envelope. Completed proxy cards must be received by June 14, 2022.
Authorizing a Proxy by Internet — Stockholders may authorize a proxy electronically using the Internet at https://www.proxyvote.com until 11:59 p.m. Eastern Daylight Saving Time on June 14, 2022.
Authorizing a Proxy by Telephone — Stockholders may authorize a proxy by telephone by dialing toll-free at 1 (800) 690-6903 until 11:59 p.m. Eastern Daylight Saving Time on June 14, 2022.
Can I revoke my proxy after I return my proxy card or after I authorize a proxy by telephone or the Internet?
If you are a stockholder of record as of March 18, 2022, you may revoke your proxy at any time before the proxy is exercised at the annual meeting by delivering to our Secretary a written notice of revocation or a properly signed proxy bearing a later date, or by attending the annual meeting and voting in person (although attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request). To revoke a proxy previously submitted by telephone or the Internet, you may simply authorize a proxy again at a later date using the same procedure set forth above, but before the deadline for telephone or Internet proxy authorization, in which case the later submitted proxy will be recorded and the earlier proxy revoked.
If you hold shares of our common stock in “street name,” you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.
What vote is required to approve each proposal that comes before the annual meeting?
•In the election of directors, each director nominee receiving a plurality of the affirmative (“FOR”) votes cast at a meeting at which a quorum is present will be elected.
•To ratify the appointment of Deloitte & Touche, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present must be cast in favor of the proposal.
•To approve the advisory (non-binding) say on pay proposal, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present must be cast in favor of the proposal. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions.

•With respect to the say on pay frequency proposal, we will consider stockholders to have “approved” the frequency selected by a plurality of the votes cast on the matter at a meeting at which a quorum is present. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when determining the frequency of future stockholder advisory (non-binding) votes on the compensation of our named executive officers.
Abstentions and broker non-votes have no impact on any of the above proposals.
Will my vote make a difference?
Yes. Your vote is needed to ensure that the proposals can be acted upon. Unlike most other public companies, no large brokerage houses or affiliated groups of stockholders own substantial blocks of shares of our common stock. As a result, a large number of our stockholders must be present in person or by proxy at the annual meeting to constitute a quorum. THEREFORE, YOUR VOTE IS VERY IMPORTANT EVEN IF YOU OWN ONLY A SMALL NUMBER OF SHARES! Your immediate response will help avoid potential delays and may save us significant additional expense associated with soliciting stockholder proxies. We encourage you to participate in the governance of American Healthcare REIT and welcome your attendance at the annual meeting.
Who will bear the costs of soliciting proxies for the meeting?
American Healthcare REIT will bear the entire cost of the solicitation of proxies from its stockholders. We have retained Broadridge Financial Solutions, Inc. to assist us in the distribution of proxy materials and solicitation of votes. We anticipate paying Broadridge Financial Solutions, Inc. approximately $180,000 for such services, which includes estimated postage and other out-of-pocket expenses, plus other fees and expenses for other services related to this proxy solicitation such as the printing and review of proxy materials and our annual report, dissemination of broker search cards and solicitation of brokers and banks, and delivery of executed proxies. In addition to the distribution of these proxy materials, the solicitation of proxies may be made in person, by telephone or by electronic communication by our directors and officers who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders.
Who should I call if I have any questions?
If you have any questions about how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact:
Broadridge Financial Solutions, Inc.
51 Mercedes Way
Edgewood, New York 11717
American Healthcare REIT, Inc.
Call toll-free: 1 (855) 976-3325

PROPOSAL FOR
ELECTION OF DIRECTORS
(Proposal No. 1)
Background
Our Board of Directors currently consists of nine directors. Our charter and bylaws provide that the number of directors never be less than one, with a maximum of 15 directors, and that our directors each serve a term of one year, but may be re-elected. Our Board of Directors has nominated Jeffrey T. Hanson, Danny Prosky, Mathieu B. Streiff, Brian J. Flornes, Harold H. Greene, Dianne Hurley, Gerald W. Robinson, J. Grayson Sanders, and Wilbur H. Smith III, each for a term of office commencing on the date of the 2022 Annual Meeting of Stockholders and ending on the date of the 2023 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies. Each such nominee currently serves as a member of our Board of Directors. Messrs. Flornes, Greene, Robinson, Sanders and Smith and Ms. Hurley qualify as independent directors as defined under the listing standards of the New York Stock Exchange, or the NYSE, and the Nasdaq Global Market, or NASDAQ.
Unless otherwise instructed on the proxy, the shares represented by proxies will be voted FOR each of the nominees for director named below. Each of the nominees has consented to being named as a nominee in this proxy statement and has agreed that, if elected, he or she will serve on our Board of Directors for a one-year term ending on the date of the 2023 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualifies. If any nominee becomes unavailable for any reason, the shares represented by proxies may be voted for a substitute nominee designated by our Board of Directors. We are not aware of any family relationship among any of the nominees to become directors, the executive officers or other key officers of American Healthcare REIT. Each of the nominees for election as director has stated that there is no arrangement or understanding of any kind between him or her and any other person relating to his or her election as a director, except that such nominees agreed to serve as our directors if elected.
Director Qualifications
We believe that our Board of Directors should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to our operations and interests. Each director also is expected to: exhibit high standards of integrity, commitment and independence of thought and judgment; use his or her skills and experiences to provide independent oversight to our business; participate in a constructive and collegial manner; be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively; devote the time and effort necessary to learn our business; and represent the long-term interests of our stockholders. Furthermore, we believe our Board of Directors should be comprised of persons with skills in areas such as: finance, real estate, leadership of business organizations and legal matters.
In addition to the targeted skill areas as noted above, we endeavor to select members of our Board of Directors which have a strong record of achievement in key knowledge areas that are critical for directors to add value to our Board of Directors, including:
•Strategy — knowledge of our business model, the formulation of corporate strategies, knowledge of key competitors and markets;
•Relationships — understanding how to interact with investors, accountants, attorneys, management companies and markets in which we operate; and
•Functional — understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues and marketing.
Information about Director Nominees
Jeffrey T. Hanson, age 51, has served as our Executive Chairman of the Board of Directors since October 2021. Prior to that, he served as our Chief Executive Officer and Chairman of the Board of Directors from January 2015 until his appointment as Executive Chairman of the Board of Directors in October 2021. He was also one of the founders and owners of AHI Group Holdings, LLC, or AHI Group Holdings, an investment management firm that owned a controlling interest in American Healthcare Investors, LLC, or American Healthcare Investors, which served as one of the company’s co-sponsors and indirectly owned a majority interest in Griffin-American Healthcare REIT IV Advisor, LLC, or our former advisor. Mr. Hanson was a founding principal of and served as Managing Director of American Healthcare Investors from December 2014 until October 2021. Mr. Hanson also served as Chief Executive Officer and Chairman of the Board of Directors of Griffin-

American Healthcare REIT III, Inc., or GA Healthcare REIT III, from January 2013 until October 2021, and previously served as Chief Executive Officer and Chairman of the Board of Directors of Griffin-American Healthcare REIT II, Inc., or GA Healthcare REIT II, from January 2009 to December 2014. He also served as Executive Vice President of Griffin-American Healthcare REIT Sub-Advisor, LLC, or Griffin-American Healthcare REIT Advisor, from November 2011 to December 2014. He served as the Chief Executive Officer of Grubb & Ellis Healthcare REIT Advisor, LLC, or Grubb & Ellis Healthcare REIT Advisor, from January 2009 to November 2011 and as the Chief Executive Officer and President of Grubb & Ellis Equity Advisors, LLC, or Grubb & Ellis Equity Advisors, from June 2009 to November 2011. He also served as the President and Chief Investment Officer of Grubb & Ellis Realty Investors, LLC, or Grubb & Ellis Realty Investors, from January 2008 and November 2007, respectively, until November 2011. He also served as the Executive Vice President, Investment Programs, of Grubb & Ellis Company, or Grubb & Ellis, from December 2007 to November 2011 and served as Chief Investment Officer of several investment management subsidiaries within Grubb & Ellis’ organization from July 2006 to November 2011. From 1997 to July 2006, prior to Grubb & Ellis’ merger with NNN Realty Advisors, Inc., or NNN Realty Advisors, in December 2007, Mr. Hanson served as Senior Vice President with Grubb & Ellis’ Institutional Investment Group in the firm’s Newport Beach office. While with that entity, he managed investment sale assignments throughout the Western United States, with a significant focus on leading acquisitions and dispositions on healthcare-related properties, for major private and institutional clients. During that time, he also served as a member of the Grubb & Ellis President’s Counsel and Institutional Investment Group Board of Advisors. Additionally, from December 2015 to November 2016, Mr. Hanson served as a member of the board of directors of Trilogy Investors, LLC, or Trilogy. Mr. Hanson received a B.S. degree in Business from the University of Southern California with an emphasis in Real Estate Finance.
Our Board of Directors selected Mr. Hanson to serve as a director because he previously served as our Chief Executive Officer for seven years, currently serves as our Executive Chairman of the Board of Directors and has served in various executive roles with a focus on property management and property acquisitions. Mr. Hanson has insight into the development, marketing, finance, and operations aspects of our company. He has knowledge of the real estate and healthcare industries and relationships with chief executives and other senior management at real estate and healthcare companies. Our Board of Directors believes that Mr. Hanson brings an important perspective to our Board of Directors.
On March 24, 2022, Mr. Hanson informed the Board of Directors of his intention to retire from the day-to-day operations of our company. Assuming he is elected as a director at the annual meeting, he will transition from his position as Executive Chairman of the Board of Directors to non-executive Chairman of the Board of Directors, effective June 30, 2022.
Danny Prosky, age 57, has served as our Chief Executive Officer, and as a member of our Board of Directors, since October 2021, and has served as our President since January 2015. Mr. Prosky previously served as our Chief Operating Officer from January 2015 to October 2021 and our Interim Chief Financial Officer from October 2015 to June 2016. He was also one of the founders and owners of AHI Group Holdings. Mr. Prosky was a founding principal of and served as Managing Director of American Healthcare Investors from December 2014 until October 2021. Mr. Prosky has also served as President and Chief Operating Officer of GA Healthcare REIT III from January 2013 until October 2021, as its Interim Chief Financial Officer from August 2015 to June 2016, and as one of its directors from December 2014 until October 2021. Mr. Prosky previously served as President, Chief Operating Officer and a director of GA Healthcare REIT II from January 2009 to December 2014 and as Executive Vice President of Griffin-American Healthcare REIT Advisor from November 2011 to December 2014. He served as the President and Chief Operating Officer of Grubb & Ellis Healthcare REIT Advisor from January 2009 to November 2011 and as Executive Vice President and Secretary of Grubb & Ellis Equity Advisors Property Management, Inc. from June 2011 to November 2011. He also served as the Executive Vice President, Healthcare Real Estate of Grubb & Ellis Equity Advisors from September 2009 to November 2011, having served as Executive Vice President, Healthcare Real Estate and Managing Director, Healthcare Properties of several investment management subsidiaries within the Grubb & Ellis organization from March 2006 to November 2011, and was responsible for all medical property acquisitions, management and dispositions. He served as the Executive Vice President — Acquisitions of Grubb & Ellis Healthcare REIT, Inc., which is now known as Healthcare Trust of America, Inc., from April 2008 to June 2009, having served as its Vice President — Acquisitions from September 2006 to April 2008. Mr. Prosky previously worked for HCP, Inc., which is now known as Healthpeak Properties, Inc., or PEAK, a publicly traded healthcare real estate investment trust, or REIT, where he served as the Assistant Vice President — Acquisitions & Dispositions from February 2005 to March 2006 and as Assistant Vice President — Asset Management from November 1999 to February 2005. From 1992 to 1999, he served as the Manager, Financial Operations, Multi-Tenant Facilities for American Health Properties, Inc., or American Healthcare Properties. Additionally, since December 2015, Mr. Prosky has also served as a member of the board of directors of Trilogy. Mr. Prosky received a B.S. degree in Finance from the University of Colorado and an M.S. degree in Management from Boston University.

Our Board of Directors selected Mr. Prosky to serve as a director because he is our Chief Executive Officer and President and his primary focus has been on the acquisition and operation of healthcare and healthcare-related properties. He has significant knowledge of, and relationships within, the real estate and healthcare industries, due in part to the 14 years he worked at PEAK and American Health Properties. Our Board of Directors believes that his executive experience in the real estate industry coupled with his deep knowledge of our company’s strategies and operations bring strong financial and operational expertise to our Board of Directors.
Mathieu B. Streiff, age 46, has served as our Chief Operating Officer, and a member of our Board of Directors, since October 2021. Prior to that, he served as our Executive Vice President and General Counsel from January 2015 until October 2021. He was also one of the founders and owners of AHI Group Holdings. Mr. Streiff also was a founding principal and served as Managing Director from December 2014 until October 2021, and General Counsel from December 2014 to December 2019, of American Healthcare Investors. He also served as Executive Vice President, General Counsel of GA Healthcare REIT III from July 2013 until October 2021, having served as its Executive Vice President from January 2013 to July 2013. Mr. Streiff served as Executive Vice President, General Counsel of GA Healthcare REIT II from September 2013 to December 2014, having served as its Executive Vice President from January 2012 to September 2013. He also has served as Executive Vice President of Griffin-American Healthcare REIT Advisor from November 2011 to December 2014. Mr. Streiff served as General Counsel, Executive Vice President and Secretary of Grubb & Ellis from October 2010 to June 2011, after previously serving as the firm’s Chief Real Estate Counsel and Senior Vice President, Investment Operations. From September 2002 until March 2006, Mr. Streiff was an associate in the real estate department of Latham & Watkins LLP in New York, New York. Additionally, since December 2015, Mr. Streiff has also served as a member of the board of directors of Trilogy. Mr. Streiff received a B.S. degree in Environmental Economics and Policy from the University of California, Berkeley and a J.D. degree from Columbia University Law School. He is a member of the New York State Bar Association.
Our Board of Directors selected Mr. Streiff to serve as a director because he is our Chief Operating Officer and has significant operational and legal experience relevant to our business, including in the areas of asset management, negotiating and structuring healthcare real estate acquisitions, financings, disposition transactions, corporate finance and corporate governance. Additionally, Mr. Streiff has 18 years of experience in the real estate and healthcare industries and relationships with chief executives and other senior management at other real estate and healthcare companies. Our Board of Directors believes that his executive experience in the real estate industry coupled with his deep knowledge of our company’s strategies and operations bring valuable financial and operational expertise to our Board of Directors.
Brian J. Flornes, age 58, has served as one of our independent directors and a member of our Audit Committee since February 2016 and as our Nominating and Corporate Governance Committee chairman since October 2021. He also served as a member of our special committee from October 2020 to October 2021. Mr. Flornes served as the Chief Executive Officer of Vintage Senior Living, or Vintage, from June 2010 to September 2018, having co-founded the company in 1998 and served as its Co-Chief Executive Officer from inception to June 2010. Vintage, located in Newport Beach, California, owned and operated senior housing communities specializing in independent senior living, assisted living and memory care services for Alzheimer’s and other dementia with 24 communities in California and Washington. Vintage grew to be one of the largest assisted living providers in California and consistently ranked in the “Top 50” owners and operators of senior housing across the nation, according to the Assisted Living Federation of America. Vintage sold the majority of its portfolio of communities in 2016, which encompassed in excess of 3,200 resident units with more than 2,000 associates. Since February 2006, Mr. Flornes has been responsible for a direct joint-venture relationship with one of the nation’s largest pension funds. The joint venture, with $325 million of committed capital, has acquired 19 senior living communities and net asset value has grown to more than 2.5 times invested capital. From 1995 to 1998, Mr. Flornes served as Founder and Principal of American Housing Concepts, a real estate development firm directly associated with ARV Assisted Living, one of the largest senior living providers in the early 1990s. Prior to American Housing Concepts, Mr. Flornes served in several roles and ultimately as President of Development, from 1992 to 1995, of ARV Assisted Living. Throughout his career, Mr. Flornes has directly contributed to the acquisition and development of more than 8,000 units of senior living in 11 states and has been responsible for $1.5 billion in financing. Mr. Flornes was a longstanding member of the American Senior Housing Association and also served on the board of the California Assisted Living Association. Mr. Flornes is a member of the World Presidents’ Organization. Mr. Flornes received a B.A. degree in Communication as well as an M.B.A. degree from Loyola Marymount University.
Our Board of Directors selected Mr. Flornes to serve as a director because of his particular experience with the acquisition, development, operation and financing of healthcare-related properties and senior housing communities. He has significant knowledge of, and relationships within, the real estate and healthcare industries, due in part to his 30 years of industry experience managing all aspects of senior living. Mr. Flornes’ vast real estate experience in senior living also enhances his ability to contribute insight on achieving our investment objectives. Our Board of Directors believes that this experience will bring valuable knowledge and operational expertise to our Board of Directors.

Harold H. Greene, age 83, has served as one of our independent directors, a member of our Audit Committee and as our Compensation Committee chairman since October 2021. Prior to that, he served as an independent director and audit committee chairman of GA Healthcare REIT III from February 2014 until October 2021. Mr. Greene has also served as a director and audit committee member of Paladin Realty Income Properties, Inc., located in Los Angeles, California, a non-traded publicly registered REIT, from February 2004 to March 2014. Mr. Greene is a retired Managing Director of Commercial Real Estate for Bank of America, N.A., or Bank of America, where he had the responsibility for lending to commercial real estate developers in California, from 1998 to June 2001. Prior to joining Bank of America, Mr. Greene served from 1990 to 1998 as an Executive Vice President with Seafirst Bank, where he was responsible for real estate lending for the Northwest and for managing a real estate portfolio comprised of approximately $2 billion in assets. Mr. Greene served as a director and audit committee chairman of NNN Realty Advisors from November 2006 to December 2007 and as a director and audit committee member of Grubb & Ellis from December 2007 to December 2009. Mr. Greene was also a director and audit committee chairman from 2005 to 2011 of William Lyon Homes, a builder of new luxury and single-family home communities in California, Nevada and Arizona, which was acquired by Taylor Morrison Home Corporation. Mr. Greene received a B.A. degree from UCLA in Political Science. Mr. Greene has also studied at the Northwestern University Mortgage Banking School, the Southwest Graduate School of Banking at Southern Methodist University and the UCLA Director Training and Certification Program.
Our Board of Directors selected Mr. Greene to serve as a director in part due to his financial expertise, particularly in the real estate industry. Our Board of Directors believes that his experience in finance and banking, as well as his previous service on the Board of Directors of a REIT and other companies in the commercial real estate industry, will bring value to us, particularly in his role as an audit committee member. With his extensive background in finance and real estate operations, Mr. Greene brings valuable business skills to our Board of Directors.
Dianne Hurley, age 59, has served as one of our independent directors and our Audit Committee chairwoman since February 2016 and as a member of our Compensation Committee since October 2021. She also served as our special committee chairwoman from October 2020 to October 2021. Ms. Hurley also serves as an independent director and audit committee member of AG Mortgage Investment Trust located in New York, New York, since December 2020. Prior to that, Ms. Hurley was an independent director and audit committee chairwoman of CC Real Estate Income Fund located in New York, New York, from March 2016 until its liquidation in August of 2020, and an independent director and nominating and corporate governance committee member of NorthStar Realty Europe, located in New York, New York, from August 2016 until its sale in October of 2019, and an independent director and audit committee member of NorthStar/RXR New York Metro Income, Inc. located in New York, New York, from February 2015 until December 2018. Ms. Hurley serves as a Managing Director of asset management executive recruiting at Glocap. Prior to that, she was the Chief Administrative Officer of A&E Real Estate, located in New York, New York, an owner/operator of multifamily properties, where she worked on the firm’s business and administrative management from March 2017 until June 2020. From January 2015 to present, Ms. Hurley has also worked in operational and financial management and consulting to startup and transitional organizations including Moravian Academy located in Bethlehem, Pennsylvania, BayPine Capital located in Boston, Massachusetts, a large cap digital private equity firm, Stonecourt Capital located in New York, NewYork, a middle-market growth private equity firm, Imperial Companies located in New York, New York, a real estate private investment firm, and RedBird Capital Partners located in New York, New York. From September 2009 to November 2011, Ms. Hurley served as the Chief Operating Officer, Global Distribution, at Credit Suisse Asset Management, where she was responsible for overall management of the sales business, strategic initiatives, financial and client reporting and regulatory and compliance oversight. From 2004 to September 2009, Ms. Hurley served as the founding Chief Administrative Officer of TPG-Axon Capital, where she was responsible for investor relations and fundraising, human capital management, compliance policy implementation, joint venture real estate investments and corporate real estate. Earlier in her career, Ms. Hurley worked in the real estate department at Goldman Sachs. Ms. Hurley holds a Bachelor of Arts from Harvard University in Cambridge, Massachusetts and a Master of Business Administration from Yale School of Management, New Haven, Connecticut.
Our Board of Directors selected Ms. Hurley to serve as a director in part due to her financial expertise, particularly in the real estate industry. Our Board of Directors believes that her service on the board of directors of several REITs, as well as her finance, operations, regulatory and compliance experience, will bring valuable insight to us, particularly in her role as the Audit Committee chairwoman and audit committee financial expert. With her extensive background in real estate finance and real estate operations, Ms. Hurley brings valuable business skills to our Board of Directors.
Gerald W. Robinson, age 74, has served as one of our independent directors and a member of our Nominating and Corporate Governance Committee since October 2021. Prior to that, he served as an independent director and audit committee member of GA Healthcare REIT III from December 2014 until October 2021. Mr. Robinson served as the Executive Vice President of Pacific Life Insurance Company from January 1994 to December 2008 and as Chairman and

Chief Executive Officer of Pacific Select Distributors, Inc. from March 1994 to December 2008. Prior to 1994, Mr. Robinson served in various executive positions in the life insurance industry, including positions with Home Life Insurance Company, Anchor National Life Insurance Company and Private Ledger Financial Services. During Mr. Robinson’s career, he has supervised and been a member of due diligence committees responsible for the approval of all products offered by broker-dealers for sale through registered representatives including real estate limited partnership, REIT and mortgage-based products. In addition, while at Pacific Life Insurance Company, Mr. Robinson was a member of the investment committee that was responsible for the purchase and disposition of all assets of the insurance company, which included numerous forms of real estate, mortgage and REIT investments. Mr. Robinson also served as an independent director and member of the audit committee of GA Healthcare REIT II from August 2009 through December 2014. Mr. Robinson is a Certified Financial Planner and a Chartered Life Underwriter and received a B.S. degree in Business Administration from Central Michigan University.
Our Board of Directors selected Mr. Robinson to serve as a director due to his strong relationships and understanding of the financial network through which we offered our shares of common stock in our initial public offering, or our initial offering. Mr. Robinson’s vast experience in capital markets and business operations enhances his ability to contribute insight on achieving business success in a diverse range of economic conditions and competitive environments. Our Board of Directors believes that this experience will bring valuable knowledge and insight to our company.
J. Grayson Sanders, age 81, has served as one of our independent directors and a member of our compensation committee since October 2021. Prior to that, he served as an independent director of GA Healthcare REIT III from February 2014 until October 2021. Since March 2016, Mr. Sanders has also served as an independent director of Griffin Realty Trust, Inc. Mr. Sanders currently also serves as the Co-Founder, Chief Executive Officer and Chief Investment Officer of PREDEX Capital Management located in El Segundo, California, a registered investment advisor managing a 1940 Act interval mutual fund, and its predecessor firm, Mission Realty Advisors, located in Irvine, California, a provider of advisory and equity capital raising services to real estate operators since February 2011. From March 2009 to March 2010, Mr. Sanders served as Chief Executive Officer of Steadfast Capital Markets Group where he managed the development and registration of Steadfast Income REIT, a non-traded REIT, and oversaw the development of that company’s FINRA-registered managing broker-dealer. From November 2004 to March 2009, Mr. Sanders served as President of CNL Fund Advisors Company in Orlando, Florida, where he created and managed a global, publicly traded REIT mutual fund in conjunction with CBRE Investors, and served as President of CNL Capital Markets which focused on wholesale distribution of non-traded REITs and private placements plus ongoing servicing of thousands of investors. Mr. Sanders served from 2000 to 2004 as a Managing Director with AIG Global Real Estate Investment Corp. in New York where he managed product development and capital formation for four “opportunistic” international real estate funds totaling $1 billion for large institutional investors and investing in Europe, S.E. Asia, Japan and Mexico. Previously, from 1997 to 2000, Mr. Sanders was an Executive Managing Director for CB Richard Ellis Investors where he was involved in creating separate accounts for large institutional investors to invest in U.S. traded REITs in partnership with Alliance Capital Management. From 1991 to 1996, Mr. Sanders served as the Director of Real Estate Investments for Ameritech Pension Trust in Chicago, a $1.5 billion portion of the $13.5 billion defined benefit plan. In addition to negotiating and tracking separate accounts with at least ten managers of institutional grade real estate, he served for two years as chairman of a special investors committee including CalPers and others, formed to work out issues with a troubled fund investing in Canadian regional malls. Between 1972 to 1990, Mr. Sanders’ primary focus as Co-Founder and Executive Vice President, was creating and growing The Landsing Corporation in Menlo Park, California, a firm that formed and funded 20 private partnerships and five SEC registered non-traded REITs to acquire and manage diversified portfolios of commercial and multi-family properties. In the 1990s, Mr. Sanders served multiple terms on the Board of Directors and Executive Committee of the Pension Real Estate Association (PREA) and also on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) where he was Co-Chairman of its Institutional Investor Committee. Mr. Sanders received a B.A. in History from the University of Virginia and an M.B.A. from the Stanford Graduate School of Business where he served for multiple years on the Alumni Association, including serving as President in 1984. In 1985, he also taught the real estate investment class at Stanford Graduate School of Business. After college and before business school, Mr. Sanders attended Officer Candidate School and served for over four years in the Navy during the Vietnam War, attaining the rank of Lieutenant.
Our Board of Directors selected Mr. Sanders to serve as a director due to his 49 years of experience in real estate investment management as well as his broad scope of experience that includes many years of experience with traded REITs, non-traded REITs and private funds and matching investment fund structures with appropriate channels of distribution from large institutional investors to individual investor clients of wealth managers and independent broker-dealers. Mr. Sanders’ vast real estate experience in multiple property types throughout North America, in addition to Europe and Asia, also enhances his ability to contribute insight on achieving our investment objectives. Our Board of Directors believes that this experience will bring valuable knowledge and insight to our company.

Wilbur H. Smith III, age 49, has served as one of our independent directors since February 2016 and as a member of our Nominating and Corporate Governance Committee since October 2021. He also served as a member of our special committee from October 2020 to October 2021. Mr. Smith is the Chief Executive Officer, President and Founder of Greenlaw Partners, LLC, a full-service real estate development and operating company, and Greenlaw Management, Inc., a commercial property management company, collectively known as Greenlaw, which are located in Irvine, California and which he founded in March 2003. Mr. Smith personally oversees all aspects of Greenlaw’s acquisition, operations and investment development/redevelopment programs. Since inception and under Mr. Smith’s leadership, Greenlaw has completed in excess of $5.0 billion in acquisitions and dispositions of commercial real estate properties. The majority of Greenlaw assets have been in joint ventures with leading global institutional groups including Walton Street, Westbrook, Cigna, UBS, Guggenheim, Cross Harbor and Cerberus. Currently, Greenlaw owns and manages a joint venture portfolio in California approaching $3.0 billion in value that has approximately 10,000,000 square feet of buildings primarily comprised of office, industrial, retail, medical office and multifamily assets. Prior to Greenlaw, Mr. Smith served as Vice President of Newport Beach based Makar Properties from 1999 to 2003. Mr. Smith also served as Trustee of Partners Real Estate Investment Trust from June 2013 to December 2013 and since 2012 has served on the Board of California Waterfowl Association. Mr. Smith is an active member of Young Presidents Organization, or YPO, and currently serves on the board of the Orange County Gold Chapter. In addition, Mr. Smith is a founding member of Tiger21 Orange County Chapter and sits on the executive board of the University of Southern California Lusk Center for Real Estate as well as on the University of Southern California Price School of Public Policy Advisory Board for the Bachelor of Science in Real Estate Development. Mr. Smith is a licensed California real estate broker and received a B.S. degree in Agriculture from California Polytechnic State University, San Luis Obispo, and earned a Master’s degree in Real Estate Development from the University of Southern California.

Our Board of Directors selected Mr. Smith to serve as a director due to his vast experience in the acquisition, operations, investment and disposition of commercial real estate as well as his experience with a number of leading global institutions through joint ventures, matching acquisitions with the appropriate investment structures/channels. Mr. Smith’s experience in the commercial real estate industry, capital markets and real estate operations enhances his ability to contribute to our investment strategies and help us achieve our investment objectives. Our Board of Directors believes his executive experience in the real estate industry will bring strong financial and operational expertise to our Board of Directors.
Vote Required
Each director nominee receiving a plurality of the affirmative (“FOR”) votes cast at a meeting at which a quorum is present will be elected. For purposes of the proposal to elect the director nominees, abstentions and broker non-votes will count toward the presence of a quorum but will have no impact on the proposal. A properly executed proxy card, or instruction by telephone or the Internet, indicating “FOR” a nominee will be considered a vote in favor of the proposal to elect the director nominee to which it applies. A properly executed proxy card, or instruction by telephone or the Internet, indicating “WITHHOLD” will be considered a vote against the director nominee to which it applies.
Our Board of Directors recommends a vote FOR each of the nominees for election as directors.
EXECUTIVE OFFICERS
Information regarding our executive officers is set forth below. Each of our executive officers has stated that there is no arrangement or understanding of any kind between him or her and any other person relating to his or her appointment as an executive officer.
For biographical information regarding Mr. Hanson, our Executive Chairman of the Board of Directors, Mr. Prosky, our Chief Executive Officer and President, and Mr. Streiff, our Chief Operating Officer, see “Proposal for Election of Directors — Information about Director Nominees” above.
Brian S. Peay, age 56, has served as our Chief Financial Officer since June 2016. He also served as Executive Vice President and Chief Financial Officer of American Healthcare Investors and as Chief Financial Officer of GA Healthcare REIT III from June 2016 until October 2021. Mr. Peay served as Chief Financial Officer of Veritas Investments, Inc., located in San Francisco, California, one of the largest owners and operators of rent-controlled apartments in the San Francisco Bay Area, from September 2015 to May 2016, where he was responsible for the financial planning, corporate budgeting, tax structuring and management of the accounting function of the company. Mr. Peay previously served as Vice President Finance & Sales Ops of MobileIron, Inc., located in Mountain View, California, a leader in security and management for mobile devices, applications and documents, from October 2013 to September 2015. Mr. Peay served as Chief Financial Officer of Glenborough, LLC from November 2006 to March 2012, and prior to its purchase by Morgan Stanley Real Estate Fund V, Mr. Peay also previously served in executive capacities including Chief Financial Officer, SVP — Joint Ventures

(Business Development), Chief Accounting Officer and VP Finance with Glenborough Realty Trust, Inc., a real estate investment and management company focused on the acquisition, management and leasing of high quality commercial properties in major markets across the country, from November 1997 to November 2006, where he was responsible for the finance, accounting and reporting, risk management, information technology and human resource functions of the company. Prior to Glenborough Realty Trust, Inc., Mr. Peay served as Chief Financial Officer & Director of Research at Cliffwood Partners, L.P. from August 1995 to November 1997. Mr. Peay also served as Manager at Kenneth Leventhal & Co., a certified public accounting firm specializing in real estate that subsequently merged with Ernst & Young LLP, from August 1988 to August 1995. Mr. Peay received a B.S. degree in Business Economics from the University of California, Santa Barbara. Mr. Peay became a Certified Public Accountant in the State of California in 1992; his current status is not practicing.
Gabriel M. Willhite, age 41, has served as our Executive Vice President, General Counsel since October 2021. Prior to that, he served as our Assistant General Counsel — Transactions from January 2020 until his appointment as Executive Vice President, General Counsel in October 2021. He also served as Executive Vice President, General Counsel of American Healthcare Investors from January 2020 until October 2021 and prior to that served as Senior Vice President, Assistant General Counsel — Transactions of American Healthcare Investors since April 2016. Mr. Willhite also served as Assistant General Counsel — Transactions of GA Healthcare REIT III from January 2020 until October 2021. From November 2012 until April 2016, Mr. Willhite served as Legal Counsel for Sabal Financial Group, L.P., a real estate and finance company based in Newport Beach, California which was a subsidiary of Oaktree Capital Management, where he was responsible for overseeing portfolio acquisitions, financings, joint ventures, dispositions and strategic workout transactions. Prior to joining Sabal Financial Group, Mr. Willhite was an associate in the transactional practice group of Greenberg Traurig, LLP in Irvine, California. Mr. Willhite received a B.A. degree in Political Science and Communication from the University of Southern California and a J.D. degree from University of Minnesota Law School. He is a member of the California State Bar Association.
Stefan K.L. Oh, age 51, has served as our Executive Vice President, Head of Acquisitions since October 2021, having previously served as our Executive Vice President of Acquisitions since October 2015, and as our Senior Vice President of Acquisitions from January 2015 to October 2015. Mr. Oh also served as Executive Vice President, Acquisitions of GA Healthcare REIT III from October 2015 to October 2021, having previously served as its Senior Vice President, Acquisitions since January 2013. Mr. Oh has also served as Executive Vice President, Acquisitions of American Healthcare Investors from October 2015 to October 2021, having previously served as its Senior Vice President, Acquisitions since December 2014. Mr. Oh also served as Senior Vice President — Acquisitions of GA Healthcare REIT II from January 2009 to December 2014 and as Senior Vice President, Acquisitions of AHI Group Holdings from January 2012 to December 2014. Mr. Oh served as the Senior Vice President, Healthcare Real Estate of Grubb & Ellis Equity Advisors from January 2010 to January 2012, having served in the same capacity for Grubb & Ellis Realty Investors since June 2007, where he had been responsible for the acquisition and management of healthcare real estate. Prior to joining Grubb & Ellis, from August 1999 to June 2007, Mr. Oh worked for PEAK, where he served as Director of Asset Management and later as Director of Acquisitions. From 1997 to 1999, he worked as an auditor and project manager for Ernst & Young AB in Stockholm, Sweden and from 1993 to 1997 as an auditor within Ernst & Young LLP’s EYKL Real Estate Group in Los Angeles, California. Mr. Oh received a B.S. degree in Accounting from Pepperdine University and is a Certified Public Accountant in the State of California (inactive).
Cora Lo, age 47, has served as our Senior Vice President, Assistant General Counsel since October 2021, having previously served as our Assistant General Counsel since December 2015. She has also served as our Secretary since January 2015. Ms. Lo also served as Senior Vice President, Assistant General Counsel — Corporate of American Healthcare Investors from December 2015 to October 2021, having previously served as its Senior Vice President, Securities Counsel from December 2014 to December 2015. Ms. Lo also served as Assistant General Counsel of GA Healthcare REIT III from December 2015 to October 2021, and also served as its Secretary from January 2013 to October 2021. Ms. Lo served as Secretary of GA Healthcare REIT II from November 2010 to December 2014, having previously served as its Assistant Secretary from March 2009 to November 2010. Ms. Lo also served as Senior Vice President, Securities Counsel of AHI Group Holdings from January 2012 to December 2014. Ms. Lo served as Senior Corporate Counsel for Grubb & Ellis from December 2007 to January 2012, having served as Senior Corporate Counsel and Securities Counsel for Grubb & Ellis Realty Investors since January 2007 and December 2005, respectively. She also served as the Assistant Secretary of Grubb & Ellis Apartment REIT, Inc., which was later known as Landmark Apartment Trust, Inc., from June 2008 to November 2010. From September 2002 to December 2005, Ms. Lo served as General Counsel of I/OMagic Corporation, a publicly traded company. Prior to 2002, Ms. Lo served as an attorney in private practice, representing public and private company clients in all areas of corporate and securities law. Ms. Lo also interned at the United States Securities and Exchange Commission, or SEC, Division of Enforcement in 1998. Ms. Lo received a B.A. degree in Political Science from University of California, Los Angeles and received a J.D. degree from Boston University. Ms. Lo is a member of the California State Bar Association.

OTHER KEY OFFICERS
Information regarding our other key non-executive officers is set forth below. Our other key non-executive officers have stated that there is no arrangement or understanding of any kind between them and any other person relating to their appointment as key non-executive officers.
Kenny Lin, age 45, has served as our Executive Vice President, Accounting & Finance since October 2021, having previously served as our Vice President, Accounting & Finance since September 2020. He also served as Executive Vice President, Accounting & Finance of American Healthcare Investors from February 2020 to October 2021, and prior to that served as Senior Vice President, Accounting & Finance, Vice President, Accounting & Finance and Director, Accounting & Finance of American Healthcare Investors since November 2016, March 2014 and November 2012, respectively. Mr. Lin also served as Vice President, Accounting & Finance of GA Healthcare REIT III from September 2020 to October 2021. Mr. Lin previously served as Chief Financial Officer of Mobilitie, LLC, a privately-owned telecommunications infrastructure company based in Newport Beach, California, since 2012 and prior to that date, he served as Chief Accounting Officer and Director of Financial Reporting since October 2010 and April 2008, respectively, where he oversaw the accounting, taxation, financial reporting and human resources functions of the company. Prior to joining Mobilitie, LLC, Mr. Lin was a Senior Accountant at Grubb & Ellis in Santa Ana, California, from June 2005 until April 2008, where he was responsible for managing financial reporting and was integral to the consolidation aspects of Grubb & Ellis’ merger with NNN Realty Advisors. Throughout his career, Mr. Lin has served in various financial accounting roles within publicly traded companies, including Johnson & Johnson, Bank of New York Mellon Corp. and STAAR Surgical Company. Mr. Lin received a B.S. degree in Accounting from California State University, Los Angeles and a Master’s degree in Accounting from the University of Southern California. Mr. Lin is a Certified Public Accountant in the State of California, and he is also a Certified Financial Planner and Certified Management Accountant.
Wendie Newman, age 58, has served as our Executive Vice President of Asset Management since October 2021, having previously served as our Vice President of Asset Management since June 2017. She has also served as Executive Vice President of Asset Management of American Healthcare Investors from December 2016 to October 2021. Ms. Newman also served as Vice President of Asset Management of GA Healthcare REIT III from June 2017 to October 2021. Ms. Newman previously served as Senior Vice President of Lillibridge Healthcare Services, located in Chicago, Illinois, a wholly owned subsidiary of Ventas, Inc., or Ventas, one of the leading publicly traded REITs, from June 2011 to November 2016, where she was responsible for the financial performance of the medical office building assets within the western region portfolio. Prior to it being acquired by Ventas, Ms. Newman served as Senior Asset Manager of Nationwide Health Properties, a publicly traded REIT that invested in healthcare-related assets, from June 2008 to May 2011. Ms. Newman also served as Vice-President, Asset Manager of PM Realty Group, one of the leading providers of property management services, from March 2005 to April 2008, where she was responsible for the asset management of a portfolio consisting of office, industrial and retail properties. Prior to PM Realty Group, Ms. Newman served as Regional Manager of Sares-Regis Group, from January 2004 to February 2005. Ms. Newman also previously served in property manager roles with CB Richard Ellis, Inc., Greystone Group LLC, and Fairfield Properties, Inc. during her career. Ms. Newman received a B.S. degree in Business Administration from the University of Southern California and an M.B.A. in Finance from California State University, Long Beach.
Ray Oborn, age 52, has served as our Executive Vice President of Asset Management since October 2021. He also served as Executive Vice President of Asset Management of American Healthcare Investors from October 2020 to October 2021. Mr. Oborn served as President of Cherrywood Pointe Investment, located in Minneapolis, Minnesota, from February 2017 to August 2020 where he was directly responsible for managing the firm’s senior housing portfolio and strategic growth initiatives. During that same period, Mr. Oborn also served as Executive Vice President of United Properties, the parent company of Cherrywood Pointe Investment, a real estate investment and development company also located in Minneapolis, Minnesota. Additionally, Mr. Oborn served as Senior Regional Vice President of operations for Brookdale Senior Living from December 2014 to February 2017, and in executive capacities with New Perspective Senior Living from April 2013 to October 2014 and with Silverado Senior Living from October 2010 to January 2013. Prior to Silverado, Mr. Oborn served as Senior Vice President of Operations for the western division and oversaw in excess of 70 communities in the Western US and Canada at Sunrise Senior Living, from January 2008 to September 2010. He began his career with ManorCare Health Services in 1995 as a licensed nursing home administrator. Mr. Oborn received a bachelor’s degree in behavioral science and health and an M.B.A. from the University of Utah.

CORPORATE GOVERNANCE
Director Attendance at Meetings of the Board of Directors
Our Board of Directors held 10 meetings during the fiscal year ended December 31, 2021. Each of our incumbent directors attended at least 75.0% of the aggregate number of meetings of our Board of Directors held during the period for which he or she served as a director and of the aggregate number of meetings held by all committees of our Board of Directors on which he or she served during the periods in which he or she served.
Director Attendance at Annual Meetings of the Stockholders
Although we have no policy with regard to attendance by the members of our Board of Directors at our annual meetings, we invite and encourage the members of our Board of Directors to attend our annual meetings to foster communication between stockholders and our Board of Directors. Each of the members of our Board of Directors at the time attended our most recent annual meeting of stockholders, which was held virtually.
Stockholder Communication with the Board of Directors
Any stockholder who desires to contact members of our Board of Directors, or a specified committee of our Board of Directors, may do so by writing to: American Healthcare REIT, Inc., Board of Directors, 18191 Von Karman Avenue, Suite 300, Irvine, California 92612, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of our Board of Directors as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal controls and auditing matters are received, they will be forwarded by our Secretary to the Audit Committee for review.

Director Independence
Under the listing standards of either the NYSE or NASDAQ, upon a listing of our common stock, at least a majority of our directors would be required to qualify as “independent” as affirmatively determined by our Board of Directors. Although our shares are not listed for trading on the NYSE or NASDAQ, after review of all relevant transactions or relationships between each director, or any of his or her family members, and American Healthcare REIT, our senior management and our independent registered public accounting firm, our Board of Directors has determined that Messrs. Flornes, Greene, Robinson, Sanders and Smith, and Ms. Hurley, who comprise a majority of our Board of Directors, meet the current independence and qualifications requirements of the NYSE and NASDAQ. In addition, our Audit Committee and Compensation Committee members would qualify as independent under the NYSE and NASDAQ rules applicable to audit committee and compensation committee members.
Board Leadership Structure
Jeffrey T. Hanson has served as our Executive Chairman of the Board of Directors since October 2021 and also served as our Chief Executive Officer and Chairman of the Board of Directors from January 2015 to October 2021. On March 24, 2022, Mr. Hanson informed the Board of Directors of his intention to retire from the day-to-day operations of our company. Assuming he is elected as a director at the annual meeting, he will transition from his position as Executive Chairman of the Board of Directors to non-executive Chairman of the Board of Directors, effective June 30, 2022. Danny Prosky assumed the role of Chief Executive Officer and became a member of our Board of Directors in October 2021. Our independent directors believe this Board of Directors leadership structure is in the best interests of our stockholders as Mr. Hanson is uniquely positioned to lead our Board of Directors with his exceptional depth of knowledge about our company and the opportunities and challenges we face. As our former Chief Executive Officer, Mr. Hanson provides valuable industry and strategic perspective to our Board of Directors. Separating the roles of Chairman of the Board of Directors and Chief Executive Officer also allows our Chief Executive Officer to focus on managing our business and operations, while our Chairman of the Board of Directors focuses on board of directors matters, which we believe is especially important in light of the high level of regulation and scrutiny of public company boards of directors. Our Board of Directors retains the authority to modify this structure to best address our unique circumstances, and so advance the best interests of all stockholders, as and when appropriate.
In addition, although we do not have a lead independent director, our Board of Directors believes that the current structure is appropriate and that, for the reasons set forth below, its existing corporate governance practices achieve independent oversight and management accountability. Our governance practices provide for strong independent leadership, independent discussion among directors and for independent evaluation of, and communication with, many members of senior management. These governance practices are reflected in our Code of Business Conduct and Ethics, as amended, or our Code of Ethics. Some of the relevant processes and other corporate governance practices include:
•A majority of our directors are independent directors. Each director is an equal participant in decisions made by our full Board of Directors.
•The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are each comprised entirely of independent directors.
•Each of our directors is elected annually by our stockholders.

Committees of our Board of Directors
Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, previously established a special committee and may establish other committees it deems appropriate to address specific areas in more depth than may be possible at a full board meeting, provided that the majority of the members of each committee are independent directors.
Audit Committee. We have established an audit committee which consists of Ms. Hurley and Messrs. Flornes and Greene, all of whom are independent directors, with Ms. Hurley serving as the chairwoman of the Audit Committee and audit committee financial expert. The Audit Committee has adopted a charter, which is available to our stockholders in the Investor Relations – Corporate Governance section at http://www.AmericanHealthcareREIT.com. The Audit Committee held six meetings during the fiscal year ended December 31, 2021. Our audit committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls which management has established, and the audit and financial reporting process. The Audit Committee: (1) has direct responsibility for appointing and overseeing an independent registered public accounting firm registered with the Public Company Accounting Oversight Board, or PCAOB, to serve as our independent auditors; (2) reviews the plans and results of the audit engagement with our independent registered public accounting firm; (3) approves audit and non-audit professional services (including the fees and terms thereof) provided by, and the independence of, our independent registered public accounting firm; and (4) consults with our independent registered public accounting firm regarding the adequacy of our internal controls. Pursuant to our Audit Committee charter, the Audit Committee will be comprised solely of independent directors.
Special Committee. In October 2020, our Board of Directors established a special committee which consisted of Ms. Hurley and Messrs. Flornes and Smith, all of whom are independent directors, with Ms. Hurley serving as the chairwoman of the special committee. Our special committee’s function was limited to the investigation and analyses of strategic alternatives, including but not limited to, the sale of our assets, a listing of our shares on a national securities exchange, or a merger with another entity. In connection therewith, our special committee performed due diligence with respect to the Merger (as defined below), negotiated the terms of the Merger and unanimously recommended that our Board of Directors approve the Merger. The special committee was dissolved upon the completion of the Merger in October 2021.
Compensation Committee. We established a compensation committee in October 2021, which is comprised of Mr. Greene, Ms. Hurley and Mr. Sanders, all of whom are independent directors, with Mr. Greene serving as the chairman of the Compensation Committee. The Compensation Committee has adopted a charter, which is available to our stockholders in the Investor Relations – Corporate Governance section at http://www.AmericanHealthcareREIT.com. The Compensation Committee held one meeting during the fiscal year ended December 31, 2021. The primary focus of our Compensation Committee is to assist our Board of Directors in fulfilling its responsibilities with respect to officer and director compensation. Our Compensation Committee assists our Board of Directors in this regard by: (1) reviewing and approving our corporate goals with respect to compensation of executive officers; (2) reviewing and acting on compensation levels and benefit plans for our executive officers; (3) recommending to our Board of Directors compensation for all non-employee directors, including Board of Directors and committee retainers, meeting fees and equity-based compensation; (4) administering and granting awards under our incentive plan; and (5) setting the terms and conditions of such awards in accordance with our Amended and Restated 2015 Incentive Plan, or our incentive plan. Our Compensation Committee fulfills these responsibilities in accordance with its charter and current laws, rules and regulations. Stock-based compensation plans will be administered by our Board of Directors if the members of our Compensation Committee do not qualify as “non-employee directors” within the meaning of the Securities Exchange Act of 1934, as amended, or the Exchange Act; however, our Board of Directors has determined that each member of our Compensation Committee is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.

Nominating and Corporate Governance Committee. We established a nominating and corporate governance committee in October 2021, which is comprised of Messrs. Flornes, Robinson and Smith, all of whom are independent directors, with Mr. Flornes serving as the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has adopted a charter, which is available to our stockholders in the Investor Relations – Corporate Governance section at http://www.AmericanHealthcareREIT.com. The Nominating and Corporate Governance Committee did not hold any meetings during the fiscal year ended December 31, 2021. Our Nominating and Corporate Governance Committee’s primary focus is to assist our Board of Directors in fulfilling its responsibilities with respect to director nominations, corporate governance, Board of Directors and committee evaluations and conflict resolutions. Our Nominating and Corporate Governance Committee assists our Board of Directors in this regard by: (1) identifying individuals qualified to serve on our Board of Directors, consistent with criteria approved by our Board of Directors, and recommending that our Board of Directors select a slate of director nominees for election by our stockholders at the annual meeting of our stockholders; (2) developing and implementing the process necessary to identify prospective members of our Board of Directors; (3) determining the advisability of retaining any search firm or consultant to assist in the identification and evaluation of candidates for membership on our Board of Directors; (4) overseeing an annual evaluation of our Board of Directors, each of the committees of our Board of Directors and management; (5) developing and recommending to our Board of Directors a set of corporate governance principles and policies; (6) periodically reviewing our corporate governance principles and policies and suggesting improvements thereto to our Board of Directors; and (7) considering and acting on any conflicts-related matter required by our charter or otherwise permitted by Maryland law where the exercise of independent judgment by any of our directors, who is not an independent director, could reasonably be compromised, including approval of any transaction involving any of our affiliates. Our Nominating and Corporate Governance Committee fulfills these responsibilities primarily by carrying out the activities enumerated in its charter and in accordance with current laws, rules and regulations.
Corporate Governance
Pursuant to our Nominating and Corporate Governance Committee’s charter, our Nominating and Corporate Governance Committee developed and recommended a set of formal, written guidelines for corporate governance, which were adopted by our full Board of Directors.
Our Nominating and Corporate Governance Committee also, from time to time, reviews our governance structures and procedures and suggests improvements thereto to our full Board of Directors. Such improvements, if adopted by the full Board of Directors, will be incorporated into the written guidelines.
Periodic Evaluations
Our Nominating and Corporate Governance Committee conducts an annual evaluation of its own performance and oversees the annual evaluations of our Board of Directors, each of the other committees of our Board of Directors and management.
Conflicts of Interest
Our Nominating and Corporate Governance Committee considers and acts upon any conflicts of interest-related matter required by our charter or otherwise permitted by Maryland law where the exercise of independent judgment by any of our directors, who is not an independent director, could reasonably be compromised, including approval of any transaction involving our affiliates.
Director Nomination Procedures and Diversity
Our Nominating and Corporate Governance Committee, among other things, assists our Board of Directors in fulfilling its responsibilities with respect to director nominations. In selecting a qualified nominee for recommendation to our Board of Directors, the Nominating and Corporate Governance Committee considers such factors as it deems appropriate, which may include: the current composition of our Board of Directors; the range of talents of a nominee that would best complement those already represented on our Board of Directors; the extent to which a nominee would diversify our Board of Directors; a nominee’s standards of integrity, commitment and independence of thought and judgment; a nominee’s ability to represent the long-term interests of our stockholders as a whole; a nominee’s relevant expertise and experience upon which to be able to offer advice and guidance to management; a nominee who is accomplished in his or her respective field, with superior credentials and recognition; and the need for specialized expertise.

While we do not have a formal diversity policy, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities. Our Nominating and Corporate Governance Committee annually reviews our Board of Directors’ composition by evaluating whether our Board of Directors has the right mix of skills, experience and backgrounds. As part of such annual review process, our Nominating and Corporate Governance Committee reviews its own effectiveness in recommending director nominees with diverse backgrounds and experiences relative to any perceived needs in the composition of our Board of Directors.
While our full Board of Directors remains responsible for selecting its own nominees and recommending them for election by our stockholders, our Board of Directors has delegated the screening process necessary to identify qualified candidates to our Nominating and Corporate Governance Committee.
Our Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of our Board of Directors; it then recommends director nominees who are voted on by our full Board of Directors. In recommending director nominees to our Board of Directors, our Nominating and Corporate Governance Committee considers candidates for membership on our Board of Directors recommended by its own members, other directors and management, as well as by our stockholders, provided such stockholder nominations for our Board of Directors meet the established director criteria. Notice of proposed stockholder nominations for our Board of Directors must be delivered in accordance with the requirements set forth in our bylaws and SEC Rule 14a-8 promulgated under the Exchange Act. Nominations must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Nominations should be delivered to: American Healthcare REIT, Inc., Board of Directors, 18191 Von Karman Avenue, Suite 300, Irvine, California 92612, Attention: Secretary.
In evaluating the persons nominated as potential directors, our Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant.
Our Board of Directors, based on the recommendation of our Nominating and Corporate Governance Committee, selects the slate of directors to be nominated for election at the annual meeting of stockholders. We have not employed or paid a fee to, and do not currently employ or pay a fee to, any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.
Corporate Responsibility - Environmental, Social, and Governance (ESG)
We are committed to conducting our business in a manner which benefits all of our stakeholders and ensures a lasting and positive impact from our operations. As a result, we measure our success not only by our ability to generate profits but also our ability to reduce our impact on the environment, affect positive social change in our community and conduct our operations in accordance with the highest ethical standards. To achieve this, we are developing a comprehensive environmental, social and governance policy which we will rigorously adhere to. This policy, which we intend to update regularly as applicable, is briefly summarized below and will be posted on our website, http://www.AmericanHealthcareREIT.com, and will contain more detailed information once available.
Environmental Responsibility
We strive to consciously manage our operations in a way that minimizes our impact on the environment and promotes sustainability. At our headquarters, we leverage the latest technology to minimize our energy use, such as efficient and automated lighting systems, moderation and monitoring of heating and air conditioning, and recycling paper, plastics, metals and electronics. In addition, we encourage all of our employees to adopt sustainable best practices. For example, we promote the use of electronic communication over printing whenever possible and have implemented electronic approval systems. Our corporate offices in California and Arizona are located in Leadership in Energy and Environmental Design, or LEED, certified buildings. Within our portfolio, we work with tenants and property managers to implement energy efficiency wherever possible, including light-emitting diode, or LED, retrofitting and water conservation efforts.

Social Impact
We believe our employees are our greatest asset, and we pride ourselves on the diversity they bring to our firm. Because of this, we have implemented a number of programs to foster not only their professional growth but also their growth as global citizens. All of our employees are provided with a comprehensive benefits and wellness package which may include high-quality medical, dental and vision insurance, life insurance, 401(k) matching, long-term incentive plans, educational grants, fitness programs and much more.
We also feel that one of the keys to our success is our ability to benefit from a wide range of opinions and experiences. We believe the best way to accomplish this is through promoting racial, gender, and generational diversity across all layers of our organization. As of January 31, 2022, 69% of our employees are minorities and 67% are females. Generationally, our organization is composed of 43% Millennials, 47% Generation X, and 10% Baby Boomers.
Corporate Governance
We believe maintaining a rigorous corporate governance framework is essential to the success of our organization and we pride ourselves on diligently adhering to policies and procedures that ensure transparency, accountability, oversight and risk minimization across all levels of American Healthcare REIT. This includes numerous committees of our Board of Directors, comprised solely of independent directors, which oversee a wide range of matters such as investment activities, executive compensation, ESG policies and any conflict of interest related matters.
We also adhere to what we believe to be industry leading policies to ensure our management and employees are acting in a manner which protects the best interest of our stakeholders. This includes our Code of Ethics, Whistleblower Policy, Insider Trading Policy and much more. We are also in the process of completing our Corporate Governance Guidelines, Regulation FD and Disclosure Policy and Related Party Transactions Policy and we will diligently adhere to such guidelines and policies once they are adopted.
Board of Directors Role in Risk Oversight
Our Board of Directors oversees our stockholders’ and other stakeholders’ interest in the long-term success of our business strategy and our overall financial strength.
Our Board of Directors is actively involved in overseeing risks associated with our business strategies and decisions. It does so, in part, through its approval of our real estate and real estate-related investments, acquisitions and dispositions and debt financing, as well as its oversight of our executive officers. Our Board of Directors is also responsible for overseeing risks related to corporate governance and the selection of nominees to our Board of Directors.
In addition, the Audit Committee meets regularly with our Chief Executive Officer, Chief Financial Officer, independent registered public accounting firm and legal counsel to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk and compliance risk. The Audit Committee meets regularly in separate executive sessions with the independent registered public accounting firm, as well as with committee members only, to facilitate a full and candid discussion of risk and other governance issues.
Code of Business Conduct and Ethics
We have adopted our Code of Ethics, which contains general guidelines for conducting our business and is designed to help our directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. Our Code of Ethics applies to our officers, employees and all members of our Board of Directors. Our Code of Ethics covers topics including, but not limited to, conflicts of interest, fair dealing, confidentiality of information, and compliance with laws and regulations. Stockholders may request a copy of our Code of Ethics, which will be provided without charge, by writing to: American Healthcare REIT, Inc., 18191 Von Karman Avenue, Suite 300, Irvine, California 92612, Attention: Secretary. Our Code of Ethics is also available in the Investor Relations – Corporate Governance section on our website, http://www.AmericanHealthcareREIT.com. If, in the future, we amend, modify or waive a provision in our Code of Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website, as necessary.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis outlines the principles underlying our executive compensation policies and decisions as it relates to our named executive officers, or our NEOs. Our NEOs for the year ended December 31, 2021 were:
•Danny Prosky – Chief Executive Officer and President
•Brian S. Peay – Chief Financial Officer
•Jeffrey T. Hanson – Executive Chairman of the Board of Directors(1) and Former Chief Executive Officer
•Mathieu B. Streiff – Chief Operating Officer
•Stefan K.L. Oh – Executive Vice President, Head of Acquisitions
•Gabriel M. Willhite – Executive Vice President, General Counsel
__________________
(1)    On March 24, 2022, Mr. Hanson informed the Board of Directors of his intention to retire from the day-to-day operations of our company. Assuming he is elected as a director at the annual meeting, he will transition from his position as Executive Chairman of the Board of Directors to non-executive Chairman of the Board of Directors, effective June 30, 2022.
On October 1, 2021, GA Healthcare REIT III became self-managed and acquired a newly formed entity that owned substantially all of the business and operations of one of our co-sponsors, American Healthcare Investors, as well as all of the equity interests in (i) Griffin-American Healthcare REIT III Advisor, LLC, a subsidiary of American Healthcare Investors that served as the external advisor of GA Healthcare REIT III, and (ii) our former advisor, pursuant to a series of transactions referred to herein as the AHI Acquisition.
Also on October 1, 2021, (i) GA Healthcare REIT III merged with and into Continental Merger Sub, LLC, or Merger Sub, a Maryland limited liability company and a wholly owned subsidiary of ours, with Merger Sub being the surviving company, or the REIT Merger, and (ii) our operating partnership merged with and into American Healthcare REIT Holdings, LP (formerly known as Griffin-American Healthcare REIT III Holdings, LP), or the Surviving Partnership, with the Surviving Partnership being the surviving entity and being renamed American Healthcare REIT Holdings, LP, or the Partnership Merger and, together with the REIT Merger, the Merger.
Following the completion of the AHI Acquisition and the Merger, our executive officers were employed by us and, beginning October 1, 2021, were compensated under our executive compensation program pursuant to the terms of the executive officers’ respective offer letters as described in further detail below. Until October 1, 2021, our executive officers were officers of our former advisor and affiliates and were compensated by such entities for their services to us; therefore, this Compensation Discussion and Analysis and the accompanying tables do not include any discussion of compensation prior to October 1, 2021.

2021 Performance Highlights
Successful Merger Completion
•Successfully completed the transformative Merger with GA Healthcare REIT III and the AHI Acquisition, effective as of October 1, 2021, resulting in a fully self-managed, diversified healthcare real estate investment trust with approximately $4.3 billion in healthcare real estate assets that includes 182 owned and/or operated properties, comprised of 191 buildings, and 122 integrated senior health campuses, or approximately 19,178,000 square feet of gross leasable area.

Portfolio Expansion
•Expanded integrated senior health campuses portfolio by 455,000 square feet of gross leasable area and $165,818,000 in asset value during 2021, through the completion of development projects, as well as the acquisition of previously leased campuses and land for development.

Rent Collections	•During 2021, we collected substantially all of the contractual rent from our medical office building tenants.
Distribution Rate	•Maintained an annualized distribution rate equal to $0.40 per share throughout 2021 despite the ongoing impacts of the COVID-19 pandemic.
Credit Facility Amendments	•Successfully amended three separate credit facilities to improve financial covenant requirements and interest rates to facilitate closing of the Merger.
Share Repurchase Plan	•After consummation of the Merger, reinstated our share repurchase plan effective for repurchases related to death or qualifying disability for the fiscal quarter ended December 31, 2021.
Total Revenue	•Increased total revenue to $1,265,303,000 for the year ended December 31, 2021.
Occupancy
•During 2021, occupancy for our integrated senior health campuses increased by 11.2%, occupancy for our senior housing operating properties, or SHOP, increased by 2.4% and medical office building occupancy increased by 3.0%.

Our Compensation Committee believes that our compensation program for executive officers is an important tool to:
•Attract, retain and motivate highly-skilled executives;
•Encourage management to balance short-term goals against longer-term objectives without incentivizing excessive risk-taking;
•Achieve an appropriate balance between risk and reward that does not incentivize excessive risk taking; and
•Align the interests of management and stockholders through the use of equity-based compensation.
Our Compensation Committee applied this philosophy in establishing each of the elements of executive compensation for the fiscal year ended December 31, 2021.
Our Compensation and Governance Practices & Policies
We believe the following practices and policies promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do	What We Don’t Do
✓ Compensation Committee comprised solely of independent directors	x No significant perquisites
✓ Independent compensation consultant	x No minimum guaranteed base salary increases
✓ Significant portion of total compensation in the form of equity awards with long-term vesting	x No tax gross ups to our NEOs
✓ Significant portion of total compensation is based on performance and is not guaranteed	x We have a defined program that does not allow for uncapped bonus payouts
✓ We enhance executive officer retention with time-based, multi-year vesting equity incentive awards	x We do not allow hedging or pledging of American Healthcare REIT securities
✓ We use multiple performance measures for cash bonuses and multi-year equity awards, which mitigates compensation-related risk	x We do not provide single-trigger change in control cash severance payments

Determining Compensation for Named Executive Officers
Role of Compensation Committee
Our Compensation Committee is comprised entirely of independent directors and operates under a written charter. Our Compensation Committee is responsible for determining compensation for all of our NEOs including evaluating compensation policies, approving target and actual compensation for executives and administering our equity incentive programs.
Role of Management
Our Chief Executive Officer plays an important role in setting compensation for our other executive officers by assisting our Compensation Committee in evaluating individual goals and objectives and developing compensation recommendations for NEOs other than himself. Final decisions on the design of the compensation program, including total compensation, are ultimately made by our Compensation Committee.
Role of Compensation Consultant
Our Compensation Committee is authorized to retain the services of a compensation consultant to be used to assist in the review and establishment of our compensation programs and related policies. In 2021, our Compensation Committee retained Ferguson Partners Consulting, L.P., formerly known as FPL Associates, L.P., or FPC, as its independent compensation consultant to advise it on executive officer and director compensation. Other than advising our Compensation Committee, FPC did not provide any services to us in 2021. We have determined that FPC is independent and there was no conflict of interest between us and FPC in 2021.
Benchmarking and Peer Group Comparisons
The Compensation Committee reviews competitive compensation data from a select group of peer companies and broader survey sources. Although comparisons of compensation paid to our NEOs relative to compensation paid to similarly situated executives in the survey and by our peers assist the Compensation Committee in determining compensation, the Compensation Committee principally evaluates executive compensation based on corporate objectives and individual performance. Additionally, as part of its engagement, FPC provided our Compensation Committee with comparative market data on the overall compensation program for our executive officers based on an analysis of peer companies. In developing our peer group, our Compensation Committee took into consideration the following characteristics:
•Portfolio size;
•Market capitalization and total capitalization;
•Asset class of portfolio; and
•Pre-listing history (emergence from non-listed REIT market to listed REIT market)
The table set forth below identifies the companies in the peer group used for 2021, which our Compensation Committee considered as part of its analysis in setting compensation for our executive officers:

2021 Executive Compensation Peer Group
CareTrust REIT, Inc.	National Health Investors, Inc.	Resource REIT, Inc.
Global Medical REIT Inc.	Phillips Edison & Company, Inc.	Sabra Health Care REIT, Inc.
Griffin Realty Trust, Inc	Physicians Realty Trust	Sila Realty Trust, Inc.
Healthcare Realty Trust Incorporated	Preferred Apartment Communities, Inc.	SmartStop Self Storage REIT, Inc.
Healthcare Trust of America, Inc.	PS Business Parks, Inc.	Steadfast Apartment REIT, Inc.
LTC Properties, Inc.

Alignment of Pay and Performance
Upon becoming self-managed, we implemented a target compensation program that appropriately aligns the compensation of our executives with performance. Approximately 78.6% of our Chief Executive Officer’s target pay is at risk/performance-based and approximately 70.5% of target pay for the remaining NEOs is at risk/performance-based. The pay mix of our executives is shown below:
Elements of Compensation
Our executive compensation program for our NEOs consists of base salary, a short-term incentive cash bonus and long-term equity incentive awards. The material components of our executive compensation program are summarized in the following chart:

Base Salary	Fixed level of competitive base pay to attract and retain executive talent generally based on scope and complexity of role and responsibilities
Short-Term Incentive Program (STIP)
Designed to reward our NEOs for the achievement of annual corporate performance goals and individual performance goals
•Includes 30-50% (varies by executive officer) of subjectively evaluated strategic goals and individual performance

Long-Term Incentive Program (LTIP)
Awarded to encourage retention and alignment with the long-term growth and performance that maximizes stockholder value
•25% of total award is performance-based and 75% is time-based and subject to the NEO’s continued employment or provision of services

Base Salary
We provide base salaries to our NEOs to compensate them for services rendered on a day-to-day basis. Base salary is also intended to attract and retain executive officers and is generally based on the scope and complexity of the role and responsibilities, experience, individual performance and contributions, and internal pay equity considerations, taking into account comparable company data provided by our compensation consultant and based upon our Compensation Committee’s understanding of compensation paid to similarly situated executives, adjusted as necessary to recruit or retain specific individuals. Our Compensation Committee seeks to target our NEOs’ base salaries at competitive levels to recognize professional growth, success and/or increased responsibilities within American Healthcare REIT. We believe that providing a competitive base salary relative to the companies with which we compete for executive talent is a necessary element of a compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward our executive officers for their overall performance. Base salaries are reviewed annually to assess if adjustments are necessary.

The current base salaries for our NEOs were established at the time of the AHI Acquisition prior to GA Healthcare REIT III’s merger with American Healthcare REIT. Our Compensation Committee maintained those base salaries for our NEOs in 2022.

Named Executive Officer	2021 Annualized Salary	2022 Salary	% Change
Danny Prosky	$750,000	$750,000	—
Brian S. Peay	$475,000	$475,000	—
Jeffrey T. Hanson (1)	$425,000	$425,000	—
Mathieu B. Streiff	$425,000	$425,000	—
Stefan K.L. Oh	$400,000	$400,000	—
Gabriel M. Willhite	$360,000	$360,000	—
(1)    Mr. Hanson announced his intention to retire from the day-to-day operations of our company. Assuming he is elected as a director at the annual meeting, he will transition from his position as Executive Chairman of the Board of Directors to non-executive Chairman of the Board of Directors, effective June 30, 2022, at which time he will no longer receive a base salary as an executive officer. However, Mr. Hanson will receive compensation for his service as a director, assuming he is elected as a director at the annual meeting. See “Compensation of Directors” for additional detail regarding Mr. Hanson’s compensation for his service as a director.
Short-Term Incentive Program (Cash Bonuses)
Under the terms of their respective offer letters, our NEOs are entitled to receive an annual cash bonus within a specified range based on a percentage of their base salary. Due to the timing of the Merger and AHI Acquisition, at which point each NEO became an employee of our company, our NEOs’ annual cash bonuses for 2021 were determined by our Compensation Committee based on their 2022 target bonus amounts, set forth below, prorated for the number of days from the closing of the Merger through December 31, 2021. The annual cash bonus award opportunities for 2022, shown as a percentage of base salary and used in determining 2021 awards, are as follows:

Named Executive Officer	Threshold	Target	Maximum
Danny Prosky	50%	100%	150%
Brian S. Peay	50%	100%	150%
Jeffrey T. Hanson	50%	100%	150%
Mathieu B. Streiff	50%	100%	150%
Stefan K.L. Oh	50%	65%	150%
Gabriel M. Willhite	50%	65%	150%
In determining the size of cash bonus awards, our Compensation Committee thoroughly reviews our corporate performance and the individual performance of the NEOs. For 2021, due to the timing of the Merger and AHI Acquisition, both individual and corporate performance were evaluated subjectively; however beginning in 2022, the program will shift to more of an objective approach, under which corporate performance will be evaluated on pre-determined performance metrics and hurdles. We intend for these objective performance metrics to include modified funds from operations, or MFFO, per share, our net-debt-to-earnings before interest, taxes, depreciation and amortization, or EBITDA, ratio and our same-property net-operating-income growth, as well as any similar goals as determined by our Board of Directors (or a committee thereof).

For the NEOs’ 2021 incentive cash bonuses, our Compensation Committee took into consideration the following key accomplishments:
•Successfully negotiated agreements for and completed our Merger with GA Healthcare REIT III and the AHI Acquisition, including the solicitation of proxies for approval of the Merger by stockholders and the registration on Form S-4 of our common stock issued to GA Healthcare REIT III’s stockholders in the Merger.
•Created operational and reporting efficiencies by fully integrating an executive management team and internalized employee base of approximately 100 employees.
•Successfully negotiated amendments for three separate credit facilities to improve financial covenant requirements and interest rates to facilitate closing of the Merger.

•Improved liquidity and capital resources to allow us to reinstate our distribution reinvestment plan beginning with the October 2021 distribution and partially reinstate our share repurchase plan effective with respect to qualifying repurchases for the fiscal quarter ended December 31, 2021.
•Increased total revenue to $1,265,303,000 for the year ended December 31, 2021.
•Developed leasing strategies to combat impacts of COVID-19 pandemic that resulted in integrated senior health campuses occupancy increasing by 11.2%, SHOP occupancy increasing by 2.4% and medical office building occupancy increasing by 3.0%.
Based on its assessment of our corporate performance and each NEO’s individual performance as described above, our Compensation Committee approved bonuses for 2021 in the following amounts:

2021 Cash Bonus
Named Executive Officer	Payout	As a % of Target
Danny Prosky	$187,500	100%
Brian S. Peay	$118,750	100%
Jeffrey T. Hanson	$106,250	100%
Mathieu B. Streiff	$106,250	100%
Stefan K.L. Oh	$65,000	100%
Gabriel M. Willhite	$58,500	100%
For 2022, as previously stated, the threshold, target, and maximum opportunities will be the same as those shown above. Awards will be determined both objectively and subjectively, with the objective portion tied to corporate performance. Individual performance will continue to be evaluated subjectively by the Compensation Committee. Each NEO's corporate and individual performance will be weighted as follows:

2022 Short-Term Incentive Program Weightings
Named Executive Officer	Corporate Performance	Individual Performance
Danny Prosky	70%	30%
Brian S. Peay	70%	30%
Jeffrey T. Hanson (1)	70%	30%
Mathieu B. Streiff	70%	30%
Stefan K.L. Oh	50%	50%
Gabriel M. Willhite	70%	30%
(1)    Mr. Hanson announced his intention to retire from the day-to-day operations of our company. Assuming he is elected as a director at the annual meeting, he will transition from his position as Executive Chairman of the Board of Directors to non-executive Chairman of the Board of Directors, effective June 30, 2022, and will therefore not receive an annual cash bonus in 2022. However, Mr. Hanson will receive compensation for his service as a director, assuming he is elected as a director at the annual meeting. See “Compensation of Directors” for additional detail regarding Mr. Hanson’s compensation for his service as a director.

Long-Term Incentive Program (Equity-Based Compensation)
As part of the AHI Acquisition and pursuant to the terms of their respective offer letters, we granted initial equity awards to our NEOs on October 4, 2021 to encourage retention and alignment with the long-term growth and performance of American Healthcare Investors. Such equity awards vest over the period illustrated below, with 25% of awards being performance-based and 75% of awards being time-based.
Pursuant to the terms of their respective offer letters, NEOs were entitled to initial equity awards as follows:

	Initial Equity Awards
Named Executive Officer	Restricted Shares of Class T Common Stock (#)	Value ($) (1)
Danny Prosky	162,690	1,500,002
Brian S. Peay	61,009	562,503
Jeffrey T. Hanson (2)	69,143	637,498
Mathieu B. Streiff	69,143	637,498
Stefan K.L. Oh	26,437	243,749
Gabriel M. Willhite	30,504	281,247
(1)    Reflects the value of the NEOs’ respective initial equity award pursuant to the terms of their offer letters.
(2)    Mr. Hanson announced his intention to retire from the day-to-day operations of our company. Assuming he is elected as a director at the annual meeting, he will transition from his position as Executive Chairman of the Board of Directors to non-executive Chairman of the Board of Directors, effective June 30, 2022. Following such transition, Mr. Hanson will retain his restricted shares of Class T common stock that were granted to him in October 2021 pursuant to his offer letter, which restricted shares of Class T common stock will remain subject to the existing vesting schedule and other terms and conditions; provided, however, that the award agreement of such restricted shares granted to Mr. Hanson is amended as of the close of business on June 30, 2022 to conform to the accelerated vesting provisions of restricted stock grants to our independent directors, including acceleration of vesting upon a change of control of our company.
The number of restricted shares of Class T common stock granted on October 4, 2021 was determined based on the values of the equity awards set forth in the NEOs’ respective offer letters, divided by our net asset value per share of our Class T common stock as of September 30, 2020 of $9.22, rounded to the nearest whole share. The restricted shares of Class T common stock will vest in three equal annual installments, with the first one-third installment vesting on October 1, 2022, the second one-third installment vesting on October 1, 2023 and the final one-third installment vesting on October 1, 2024 (subject to continuous employment or provision of services through each vesting date).

As part of the AHI Acquisition and pursuant to the terms of their respective offer letters, each of our NEOs also received performance-based restricted stock units, or RSUs, representing the right to receive shares of Class T common stock upon vesting as follows:

	Performance-Based Restricted Stock Units
Named Executive Officer	Restricted Stock Units (#)	Approximate Grant-Date Value ($)
Danny Prosky	54,230	500,001
Brian S. Peay	20,336	187,498
Jeffrey T. Hanson (1)	23,048	212,503
Mathieu B. Streiff	23,048	212,503
Stefan K.L. Oh	8,812	81,247
Gabriel M. Willhite	10,168	93,749
(1)    Mr. Hanson announced his intention to retire from the day-to-day operations of our company. Assuming he is elected as a director at the annual meeting, he will transition from his position as Executive Chairman of the Board of Directors to non-executive Chairman of the Board of Directors, effective June 30, 2022. In connection with such transition, Mr. Hanson has agreed to forfeit the performance-based RSUs that were granted to him in October 2021 pursuant to his offer letter.
These RSUs will cliff vest in the first quarter of 2025 (subject to continuous employment or provision of services through that vesting date), with the amount of RSUs then vesting to be based on our MFFO per share ranking over the three-year period ending December 31, 2024 versus a company peer group comprised of: CareTrust REIT, Inc., Healthcare Realty Trust Incorporated, LTC Properties Inc., National Health Investors, Inc., Physicians Realty Trust, and Sabra Health Care REIT, Inc., which peer group may be modified at the sole direction of our Board of Directors or Compensation Committee prior to the end of the three-year performance period to reflect changed circumstances such as the merger out of existence or significant portfolio modifications of such companies. Our NEOs will vest into 50% of the RSUs subject to this grant if we achieve a “threshold” level of MFFO per share, which is MFFO-per-share performance that is 2.5% less than the peer group’s MFFO-per-share performance (with no RSUs vesting if our MFFO-per-share performance is worse than this amount); 100% of the RSUs if we achieve “target” performance, which is MFFO-per-share performance equal to the peer group’s MFFO-per-share performance; and 200% of the RSUs if we achieve “maximum” performance, which is MFFO-per-share performance that is 2.5% or greater than the peer group’s MFFO-per-share performance. There will be linear interpolation between MFFO-per-share performance levels.

As part of the AHI Acquisition and pursuant to the terms of their respective offer letters, beginning in 2022 and annually thereafter (subject to their continued employment or provision of services and the approval of our Board of Directors or our Compensation Committee), each of our NEOs, other than Mr. Hanson, will receive additional annual equity grants that will be tied to both performance- and time-based vesting to encourage continued retention and motivation to achieve multi-year outperformance against the company’s peers. The additional equity grants will have values not less than the following amounts:

Named Executive Officer	Annual Equity Grant Value
Danny Prosky	$2,000,000
Brian S. Peay	$750,000
Mathieu B. Streiff	$850,000
Stefan K.L. Oh	$325,000
Gabriel M. Willhite	$375,000
Retention Grants
On October 4, 2021, Messrs. Peay, Oh and Willhite received retention grants of shares of restricted Class T common stock in the amounts set forth below. The restricted shares of Class T common stock will vest on October 4, 2024 (subject to continuous employment or provision of services through the vesting date).
•Mr. Peay received a retention grant of 69,149 shares of restricted Class T Common Stock
•Mr. Oh received a retention grant of 69,149 shares of restricted Class T Common Stock
•Mr. Willhite received a retention grant of 74,468 shares of restricted Class T Common Stock
Risk Mitigation
Our executive compensation program is designed to achieve an appropriate balance between risk and reward that does not incentivize excessive risk-taking. We believe that our annual cash bonus program and equity compensation program contain appropriate risk mitigation factors, as summarized below:
•Balance of short-term and long-term incentives through annual cash bonuses and long-term equity compensation;
•Substantial portion of total compensation is in the form of long-term equity awards;
•Substantial portion of total compensation is based on achievement of performance objectives, through a combination of annual or multi-year performance. Furthermore, we incorporate both absolute and relative metrics by which to assess our performance;
•Three-year vesting based on continued service as of the vesting date; and
•Prohibition against hedging or pledging transactions.
Other Plans, Perquisites and Personal Benefits
Each of our NEOs is eligible to participate in our Executive Severance and Change in Control Plan, as described below, and all of our compensatory and benefit plans on the same basis as our other employees. We provide an employer 50.0% matching contribution under our 401(k) profit sharing plan up to 5.0% of a participating employee’s contribution, including our NEO’s, taxable compensation, up to the Internal Revenue Service limitations for matching contributions.
Amended and Restated 2015 Incentive Plan
We adopted our incentive plan, pursuant to which our Board of Directors (with respect to options and restricted shares of common stock granted to independent directors), or our Compensation Committee (with respect to any other award), may make grants of options, restricted shares of common stock, stock purchase rights, stock appreciation rights or other awards to our independent directors, officers, employees and consultants. The maximum number of shares of our common stock that may be issued pursuant to our incentive plan is 4,000,000 shares. Our incentive plan was originally effective July 23, 2015 and was amended and restated effective as of November 18, 2021. As of December 31, 2021, we granted an aggregate of 1,082,455 shares of our restricted common stock to our executive officers and independent directors under our incentive plan, including 125,091 shares of our restricted Class I common stock issued upon the conversion of restricted shares of GA Healthcare REIT III common stock in connection with the Merger.
Unless otherwise provided in an award certificate, upon the death or disability of a participant, or upon a change in control, all of such participant’s outstanding awards pursuant to our incentive plan will become fully vested. Our incentive plan will automatically expire on the tenth anniversary of the date on which it was adopted, unless extended or earlier terminated by our Board of Directors. Our Board of Directors may terminate our incentive plan at any time, but such termination will have no adverse impact on any award that is outstanding at the time of such termination. Our Board of Directors may amend our incentive plan at any time, but any amendment would be subject to stockholder approval if, in the reasonable judgment of our Board of Directors, stockholder approval would be required by any law, regulation or rule applicable to the plan. No termination or amendment of our incentive plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. Our Board of Directors may amend or terminate outstanding awards, but those amendments may require consent of the participant and, unless approved by our stockholders or otherwise permitted by the antidilution provisions of the plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.
Tax and Accounting Considerations
We have not provided or agreed to provide any of our executive officers or directors with a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. Sections 280G and 4999 of the Internal Revenue Code provide that executive officers, directors who hold significant stockholder interests, and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional taxes. Section 409A also imposes additional significant taxes on the individual in the event that an employee, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.
Section 162(m) of the Internal Revenue Code limits the annual compensation deduction available to publicly held corporations to $1.0 million for certain “covered employees,” which generally includes our NEOs. In December 2020, the Internal Revenue Service issued final regulations that, among other things, expanded the definition of compensation to include a publicly held corporate partner’s distributable share of a partnership’s deduction for compensation expense attributable to amounts paid by the partnership for services performed by “covered employees” of the publicly held corporation. Because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) will not generally affect our net income, although to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, Section 162(m) does not directly govern our Compensation Committee’s compensation policy and practices.
Hedging Practices
Our Insider Trading Compliance Policy prohibits our directors and executive officers from entering into hedging or monetization transactions or similar arrangements with respect to American Healthcare REIT securities.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is currently composed of the independent directors listed as signatories to the below Compensation Committee Report. During 2021:
•none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee;
•no member of our Compensation Committee was during the year or formerly an officer or employee of American Healthcare REIT or any of its subsidiaries;
•no member of our Compensation Committee entered into any transaction with American Healthcare REIT in which the amount involved exceeded $120,000;
•none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on our Compensation Committee; and
•none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our Board of Directors.
Option/SAR Grants in Last Fiscal Year
No option grants were made to our officers or directors for the year ended December 31, 2021.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the information required by Item 402(b) of Regulation S-K and contained in the Compensation Discussion and Analysis section of this proxy statement and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021.
Submitted by the Compensation Committee
of the Board of Directors:
Harold H. Greene (Chairman)
Dianne Hurley
J. Grayson Sanders
The preceding “Compensation Committee Report” shall not be deemed soliciting material or to be filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that American Healthcare REIT specifically incorporates it by reference into such filing.
EXECUTIVE COMPENSATION TABLES AND RELATED INFORMATION
Summary Compensation Table
The following table sets forth a summary of all compensation earned, awarded or paid, as applicable, to our NEOs in the fiscal year ended December 31, 2021, which is the first fiscal year in which our executive officers were paid directly by American Healthcare REIT following the AHI Acquisition and the Merger.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All other compensation ($) (4)	Total ($)
Danny Prosky CEO and President	2021	187,500	—	2,000,003	187,500	39,033	2,414,036
Brian S. Peay CFO	2021	118,750	—	1,387,555	118,750	40,416	1,665,471
Jeffrey T. Hanson Executive Chairman (5) and Former CEO	2021	106,250	—	850,001	106,250	31,240	1,093,741
Mathieu B. Streiff COO	2021	106,250	—	850,001	106,250	31,870	1,094,371
Stefan K.L. Oh EVP, Head of Acquisitions	2021	100,000	—	962,550	65,000	34,552	1,162,102
Gabriel M. Willhite EVP, General Counsel	2021	90,000	—	1,061,591	58,500	16,395	1,226,486
(1)    Salary is prorated for the period of time such officer was employed and compensated by American Healthcare REIT in 2021.
(2)    Amounts reflect the grant date fair value of time-based restricted stock awards and performance-based RSUs in accordance with Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718, Compensation — Stock Compensation, or FASB ASC Topic 718. The time-based restricted stock awards and performance-based RSUs were awarded and granted in October 2021 under our incentive plan. See “Compensation Discussion & Analysis — Elements of Compensation — Long-Term Incentive Program (Equity-Based Compensation)" for additional information regarding these awards.
(3)    Represents amount paid under the short-term incentive program for the fiscal year ended December 31, 2021. See “Compensation Discussion & Analysis – Elements of Compensation – Short-Term Incentive Program (Cash Bonuses)” for more information.

(4)    Amounts in the “All other compensation” column consist of the following payments we paid to or on behalf of the NEOs:

Name	401(k) Contributions	Distributions Paid on Awards	Insurance Premiums
Danny Prosky	$6,771	$16,269	$15,993
Brian S. Peay	$11,407	$13,016	$15,993
Jeffrey T. Hanson	$8,333	$6,914	$15,993
Mathieu B. Streiff	$8,963	$6,914	$15,993
Stefan K.L. Oh	$9,000	$9,559	$15,993
Gabriel M. Willhite	$5,052	$10,497	$846
(5)    On March 24, 2022, Mr. Hanson informed the Board of Directors of his intention to retire from the day-to-day operations of our company. Assuming he is elected as a director at the annual meeting, he will transition from his position as Executive Chairman of the Board of Directors to non-executive Chairman of the Board of Directors, effective June 30, 2022.
Grants of Plan-Based Awards
The following table summarizes all grants of plan-based awards made to our NEOs in 2021.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)
		Threshold (#)	Target (#)	Maximum (#)
Danny Prosky	10/04/21	—	—	—	162,690 (2)	1,500,002
	10/04/21	27,115	54,230	108,460	—	500,001
Brian S. Peay	10/04/21	—	—	—	61,009 (2)	562,503
	10/04/21	—	—	—	69,149 (3)	637,554
	10/04/21	10,168	20,336	40,672	—	187,498
Jeffrey T. Hanson	10/04/21	—	—	—	69,143 (2)	637,498
	10/04/21 (4)	11,524	23,048	46,096	—	212,503
Mathieu B. Streiff	10/04/21	—	—	—	69,143 (2)	637,498
	10/04/21	11,524	23,048	46,096	—	212,503
Stefan K.L. Oh	10/04/21	—	—	—	26,437 (2)	243,749
	10/04/21	—	—	—	69,149 (3)	637,554
	10/04/21	4,406	8,812	17,624	—	81,247
Gabriel M. Willhite	10/04/21	—	—	—	30,504 (2)	281,247
	10/04/21	—	—	—	74,468 (3)	686,595
	10/04/21	5,084	10,168	20,336	—	93,749
(1)    Represents RSUs that will cliff vest in the first quarter of 2025 (subject to continuous employment or provision of services through that vesting date), with the amount of RSUs then vesting to be based on our relative MFFO per share ranking over the three-year period ending December 31, 2024 versus a company peer group. The grant date fair value was measured based on the achievement of MFFO per share performance at the target level (the most probable outcome as of the grant date), multiplied by our net asset value per share of our Class T common stock in effect on the grant date of $9.22.
(2)    Represents restricted shares of Class T common stock determined based on the values of the equity awards set forth in the NEOs’ respective offer letters, divided by our net asset value per share of our Class T common stock as of September 30, 2020 of $9.22, rounded to the nearest whole share. The restricted shares of Class T common stock will vest in three equal annual installments, with the first one-third installment vesting on October 1, 2022, the second one-third installment vesting on October 1, 2023 and the final one-third installment vesting on October 1, 2024 (subject to continuous employment or provision of services through each vesting date).

(3)    Represents retention grant of restricted shares of Class T common stock that will vest on October 4, 2024 (subject to continuous employment or provision of services through the vesting date).
(4)    Mr. Hanson announced his intention to retire from the day-to-day operations of our company. Assuming he is elected as a director at the annual meeting, he will transition from his position as Executive Chairman of the Board of Directors to non-executive Chairman of the Board of Directors, effective June 30, 2022. In connection with such transition, Mr. Hanson has agreed to forfeit the performance-based RSUs that were granted to him in October 2021 pursuant to his offer letter.
Outstanding Equity Awards at Fiscal Year-End December 31, 2021
The following table presents information about our NEOs’ outstanding equity awards as of December 31, 2021. The market value of such outstanding equity awards is based on the net asset value per share of our Class T common stock of $9.22 on December 31, 2021.

Name	Stock awards
	Number of shares or units of stock that have not vested (#) (1)	Market value of shares or units that have not vested ($) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (2)
Danny Prosky	162,690	1,500,002	27,115	250,000
Brian S. Peay	130,158	1,200,057	10,168	93,749
Jeffrey T. Hanson	69,143	637,498	11,524	106,251
Mathieu B. Streiff	69,143	637,498	11,524	106,251
Stefan K.L. Oh	95,586	881,303	4,406	40,623
Gabriel M. Willhite	104,972	967,842	5,084	46,874
(1)    Represents (i) restricted shares of Class T common stock that will vest in equal annual installments, with the first one-third installment vesting on October 1, 2022, the second one-third installment vesting on October 1, 2023 and the final one-third installment vesting on October 1, 2024 (subject to continuous employment or provision of services through each vesting date), and (ii) in the case of Messrs. Peay, Oh and Willhite, retention grants of restricted shares of Class T common stock that will vest on October 4, 2024 (subject to continuous employment or provision of services through the vesting date).
(2)    Represents performance-based RSUs that will cliff vest in the first quarter of 2025 (subject to continuous employment or provision of services through that vesting date). Amounts assume achievement of MFFO per share performance at the threshold (50% payout) level.
2021 Option Exercises and Stock Vested
The following table sets forth, for each of our NEOs, the number of shares of our common stock that vested in 2021 as well as the value of those shares upon vesting.

Name	Stock Awards
	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Danny Prosky	—	—
Brian S. Peay	—	—
Jeffrey T. Hanson	—	—
Mathieu B. Streiff	—	—
Stefan K.L. Oh	—	—
Gabriel M. Willhite	—	—

Executive Officer Offer Letters
On October 1, 2021, as part of the AHI Acquisition, American Healthcare Opps Holdings, LLC, an indirect subsidiary of GA Healthcare REIT III, entered into offer letters with each of our NEOs. As a result of the Merger, we assumed the obligations under such offer letters, which are described in more detail below:
Mr. Prosky’s Offer Letter
The offer letter with Mr. Prosky provides as follows:
•Position and Reporting Line. Mr. Prosky will serve as the Chief Executive Officer and President of American Healthcare REIT. In that capacity, he will report to our Board of Directors.
•Annual Base Salary. Mr. Prosky will receive an annual base salary of $750,000.
•2021 Annual Bonus and Future Annual Bonus Opportunities.
◦2021 Bonus. Mr. Prosky’s 2021 annual cash bonus was an amount determined by our Board of Directors or a committee thereof based on Mr. Prosky’s target bonus amount for 2022, as described below, prorated for the number of days from the closing of the Merger through December 31, 2021.
◦Future Annual Bonus Opportunities. Beginning in 2022, Mr. Prosky will be eligible for an annual cash performance bonus with a target amount equal to 100% of his annual base salary. Our Board of Directors or a committee thereof will determine his actual bonus amount (which may be less than, equal to or greater than his target amount) based on his performance against goals established by such Board of Directors (or a committee thereof), with 70% of his annual bonus to be based on his achievement against “corporate performance” goals and 30% of his annual bonus to be based on his performance against “individual performance” goals. The corporate-performance goals will include our MFFO per share, our net-debt-to-EBITDA ratio and our same-property net-operating-income growth, as well as any similar goals as determined by our Board of Directors (or a committee thereof). Mr. Prosky’s maximum annual bonus eligibility is 150% of his target amount.
•Initial Equity Grants. Under our incentive plan, Mr. Prosky received initial grants of time-based restricted stock and performance-based RSUs (representing the right to receive shares of our Class T common stock upon vesting) as follows:
◦Mr. Prosky received time-based-vesting restricted shares of Class T common stock with a grant-date value of approximately $1,500,000. These restricted shares vest in three equal annual installments, with the first one-third installment vesting on October 1, 2022, the second one-third installment vesting on October 1, 2023 and the final one-third installment vesting on October 1, 2024 (subject to continuous employment or provision of services through each vesting date).
◦Mr. Prosky also received performance-based-vesting RSUs with a grant-date value of approximately $500,000. These RSUs will cliff vest in the first quarter of 2025 (subject to continuous employment or provision of services through that vesting date), with the amount of RSUs then vesting to be based on our relative MFFO per share ranking over the three-year period ending December 31, 2024 versus a company peer group. Mr. Prosky will vest into 50% of the RSUs subject to this grant if we achieve a “threshold” level of MFFO per share, which is MFFO-per-share performance that is 2.5% less than the peer group’s MFFO-per-share performance (with no RSUs vesting if our MFFO-per-share performance is worse than this amount); 100% of the RSUs if we achieve “target” performance, which is MFFO-per-share performance equal to the peer group’s MFFO-per-share performance; and 200% of the RSUs if we achieve “maximum” performance, which is MFFO-per-share performance that is 2.5% or greater than the peer group’s MFFO-per-share performance. There will be linear interpolation between MFFO-per-share performance levels. The terms and conditions of such RSUs, including the performance hurdles and the members of the company peer group, are set forth in the amended and restated award agreement dated as of April 1, 2022, executed by American Healthcare REIT and Mr. Prosky, which amended and restated the original award agreement dated as of October 4, 2021.
•Future Annual Equity Grants. Beginning in 2022 and annually thereafter (subject to his continued employment or provision of services and the approval of our Board of Directors or a committee thereof), Mr. Prosky will receive additional annual equity grants with a grant-date value of not less than $2,000,000.

•At-Will Employment. Mr. Prosky’s employment is at will, such that we or Mr. Prosky can terminate his employment at any time and for any reason.
Mr. Peay’s Offer Letter
The offer letter with Mr. Peay provides as follows:
•Position and Reporting Line. Mr. Peay will serve as the Chief Financial Officer of American Healthcare REIT. In that capacity, he will report to the Chief Executive Officer of American Healthcare REIT.
•Annual Base Salary. Mr. Peay will receive an annual base salary of $475,000.
•2021 Annual Bonus and Future Annual Bonus Opportunities.
◦2021 Bonus. Mr. Peay’s 2021 annual cash bonus was an amount determined by our Board of Directors or a committee thereof based on Mr. Peay’s target bonus amount for 2022, as described below, prorated for the number of days from the closing of the Merger through December 31, 2021.
◦Future Annual Bonus Opportunities. Beginning in 2022, Mr. Peay will be eligible for an annual cash performance bonus with a target amount equal to 100% of his annual base salary. Our Board of Directors or a committee thereof will determine his actual bonus amount (which may be less than, equal to or greater than his target amount) based on his performance against goals established by such Board of Directors (or a committee thereof), with 70% of his annual bonus to be based on his achievement against “corporate performance” goals and 30% of his annual bonus to be based on his performance against “individual performance” goals. The corporate-performance goals will include our MFFO per share, our net-debt-to-EBITDA ratio and our same-property net-operating-income growth, as well as any similar goals as determined by our Board of Directors (or a committee thereof). Mr. Peay’s maximum annual bonus eligibility is 150% of his target amount.
•Initial Equity Grants. Under our incentive plan, Mr. Peay received initial grants of time-based restricted stock and performance-based RSUs (representing the right to receive shares of our Class T common stock upon vesting) as follows:
◦Mr. Peay received time-based-vesting restricted shares of Class T common stock with a grant-date value of approximately $562,500. These restricted shares vest in three equal annual installments, with the first one-third installment vesting on October 1, 2022, the second one-third installment vesting on October 1, 2023 and the final one-third installment vesting on October 1, 2024 (subject to continuous employment or provision of services through each vesting date).
◦Mr. Peay also received performance-based-vesting RSUs with a grant-date value of approximately $187,500. These RSUs will cliff vest in the first quarter of 2025 (subject to continuous employment or provision of services through that vesting date), with the amount of RSUs then vesting to be based on our relative MFFO per share ranking over the three-year period ending December 31, 2024 versus a company peer group. Mr. Peay will vest into 50% of the RSUs subject to this grant if we achieve a “threshold” level of MFFO per share, which is MFFO-per-share performance that is 2.5% less than the peer group’s MFFO-per-share performance (with no RSUs vesting if our MFFO-per-share performance is worse than this amount); 100% of the RSUs if we achieve “target” performance, which is MFFO-per-share performance equal to the peer group’s MFFO-per-share performance; and 200% of the RSUs if we achieve “maximum” performance, which is MFFO-per-share performance that is 2.5% or greater than the peer group’s MFFO-per-share performance. There will be linear interpolation between MFFO-per-share performance levels. The terms and conditions of such RSUs, including the performance hurdles and the members of the company peer group, are set forth in the amended and restated award agreement dated as of April 1, 2022, executed by American Healthcare REIT and Mr. Peay, which amended and restated the original award agreement dated as of October 4, 2021.
•Future Annual Equity Grants. Beginning in 2022 and annually thereafter (subject to his continued employment or provision of services and the approval of our Board of Directors or a committee thereof), Mr. Peay will receive additional annual equity grants with a grant-date value of not less than $750,000.
•At-Will Employment. Mr. Peay’s employment is at will, such that we or Mr. Peay can terminate his employment at any time and for any reason.

Mr. Hanson’s Offer Letter
The offer letter with Mr. Hanson provides as follows:
•Position and Reporting Line. Mr. Hanson will serve as the Executive Chairman of American Healthcare REIT. In that capacity, he will report to our Board of Directors. Mr. Hanson has since announced his intention to retire from the day-to-day operations of our company. Assuming he is elected as a director at the annual meeting, he will transition from his position as Executive Chairman of the Board of Directors to non-executive Chairman of the Board of Directors, effective June 30, 2022.
•Annual Base Salary. Mr. Hanson will receive an annual base salary of $425,000 prior to his retirement from the day-to-day operations of our company, effective June 30, 2022.
•2021 Annual Bonus and Future Annual Bonus Opportunities.
◦2021 Bonus. Mr. Hanson’s 2021 annual cash bonus was an amount determined by our Board of Directors or a committee thereof based on Mr. Hanson’s target bonus amount for 2022, as described below, prorated for the number of days from the closing of the Merger through December 31, 2021.
◦Future Annual Bonus Opportunities. Beginning in 2022, prior to his retirement from the day-to-day operations of our company, effective June 30, 2022, Mr. Hanson was eligible for an annual cash performance bonus with a target amount equal to 100% of his annual base salary.
•Initial Equity Grants. Under our incentive plan, Mr. Hanson received initial grants of time-based restricted stock and performance-based RSUs (representing the right to receive shares of our Class T common stock upon vesting) as follows:
◦Mr. Hanson received time-based-vesting restricted shares of Class T common stock with a grant-date value of approximately $637,500. These restricted shares vest in three equal annual installments, with the first one-third installment vesting on October 1, 2022, the second one-third installment vesting on October 1, 2023 and the final one-third installment vesting on October 1, 2024 (subject to continuous employment or provision of services through each vesting date). Assuming he is elected as a director at the annual meeting, Mr. Hanson will transition from his position as Executive Chairman of the Board of Directors to non-executive Chairman of the Board of Directors, effective June 30, 2022. Following such transition, Mr. Hanson will retain his restricted shares of Class T common stock, which restricted shares of Class T common stock will remain subject to the existing vesting schedule and other terms and conditions; provided, however, that the award agreement of such restricted shares granted to Mr. Hanson is amended as of the close of business on June 30, 2022 to conform to the accelerated vesting provisions of restricted stock grants to our independent directors, including acceleration of vesting upon a change of control of our company.
◦Mr. Hanson also received performance-based-vesting RSUs with a grant-date value of approximately $212,500. Assuming he is elected as a director at the annual meeting, in connection with Mr. Hanson’s transition from his position as Executive Chairman of the Board of Directors to non-executive Chairman of the Board of Directors, effective June 30, 2022, Mr. Hanson has agreed to forfeit the performance-based RSUs that were granted to him in October 2021 pursuant to his offer letter.
•Future Annual Equity Grants. Beginning in 2022, prior to his retirement from the day-to-day operations of our company, Mr. Hanson was eligible for additional annual equity grants with a grant-date fair value of not less than $850,000. As a result of his retirement from the day-to-day operations of our company, no such additional equity grants will be awarded.
•At-Will Employment. Mr. Hanson’s employment is at will, such that we or Mr. Hanson can terminate his employment at any time and for any reason.
Mr. Streiff’s Offer Letter
The offer letter with Mr. Streiff provides as follows:
•Position and Reporting Line. Mr. Streiff will serve as the Chief Operating Officer of American Healthcare REIT. In that capacity, he will report to the Chief Executive Officer of American Healthcare REIT.

•Annual Base Salary. Mr. Streiff will receive an annual base salary of $425,000.
•2021 Annual Bonus and Future Annual Bonus Opportunities.
◦2021 Bonus. Mr. Streiff’s 2021 annual cash bonus was an amount determined by our Board of Directors or a committee thereof based on Mr. Streiff’s target bonus amount for 2022, as described below, prorated for the number of days from the closing of the Merger through December 31, 2021.
◦Future Annual Bonus Opportunities. Beginning in 2022, Mr. Streiff will be eligible for an annual cash performance bonus with a target amount equal to 100% of his annual base salary. Our Board of Directors or a committee thereof will determine his actual bonus amount (which may be less than, equal to or greater than his target amount) based on his performance against goals established by such Board of Directors (or a committee thereof), with 70% of his annual bonus to be based on his achievement against “corporate performance” goals and 30% of his annual bonus to be based on his performance against “individual performance” goals. The corporate-performance goals will include our MFFO per share, our net-debt-to-EBITDA ratio and our same-property net-operating-income growth, as well as any similar goals as determined by our Board of Directors (or a committee thereof). Mr. Streiff’s maximum annual bonus eligibility is 150% of his target amount.
•Initial Equity Grants. Under our incentive plan, Mr. Streiff received initial grants of time-based restricted stock and performance-based RSUs (representing the right to receive shares of our Class T common stock upon vesting) as follows:
◦Mr. Streiff received time-based-vesting restricted shares of Class T common stock with a grant-date value of approximately $637,500. These restricted shares vest in three equal annual installments, with the first one-third installment vesting on October 1, 2022, the second one-third installment vesting on October 1, 2023 and the final one-third installment vesting on October 1, 2024 (subject to continuous employment or provision of services through each vesting date).
◦Mr. Streiff also received performance-based-vesting RSUs with a grant-date value of approximately $212,500. These RSUs will cliff vest in the first quarter of 2025 (subject to continuous employment or provision of services through that vesting date), with the amount of RSUs then vesting to be based on our relative MFFO per share ranking over the three-year period ending December 31, 2024 versus a company peer group. Mr. Streiff will vest into 50% of the RSUs subject to this grant if we achieve a “threshold” level of MFFO per share, which is MFFO-per-share performance that is 2.5% less than the peer group’s MFFO-per-share performance (with no RSUs vesting if our MFFO-per-share performance is worse than this amount); 100% of the RSUs if we achieve “target” performance, which is MFFO-per-share performance equal to the peer group’s MFFO-per-share performance; and 200% of the RSUs if we achieve “maximum” performance, which is MFFO-per-share performance that is 2.5% or greater than the peer group’s MFFO-per-share performance. There will be linear interpolation between MFFO-per-share performance levels. The terms and conditions of such RSUs, including the performance hurdles and the members of the company peer group, are set forth in the amended and restated award agreement dated as of April 1, 2022, executed by American Healthcare REIT and Mr. Streiff, which amended and restated the original award agreement dated as of October 4, 2021.
•Future Annual Equity Grants. Beginning in 2022 and annually thereafter (subject to his continued employment or provision of services and the approval of our Board of Directors or a committee thereof), Mr. Streiff will receive additional annual equity grants with a grant-date value of not less than $850,000.
•At-Will Employment. Mr. Streiff’s employment is at will, such that we or Mr. Streiff can terminate his employment at any time and for any reason.
Mr. Oh’s Offer Letter
The offer letter with Mr. Oh provides as follows:
•Position and Reporting Line. Mr. Oh will serve as the Executive Vice President, Head of Acquisitions of American Healthcare REIT. In that capacity, he will report to the Chief Executive Officer of American Healthcare REIT.
•Annual Base Salary. Mr. Oh will receive an annual base salary of $400,000.
•2021 Annual Bonus and Future Annual Bonus Opportunities.

◦2021 Bonus. Mr. Oh’s 2021 annual cash bonus was an amount determined by our Board of Directors or a committee thereof based on Mr. Oh’s target bonus amount for 2022, as described below, prorated for the number of days from the closing of the Merger through December 31, 2021.
◦Future Annual Bonus Opportunities. Beginning in 2022, Mr. Oh will be eligible for an annual cash performance bonus with a target amount equal to 65% of his annual base salary. Our Board of Directors or a committee thereof will determine his actual bonus amount (which may be less than, equal to or greater than his target amount) based on his performance against goals established by such Board of Directors (or a committee thereof), with 50% of his annual bonus to be based on his achievement against “corporate performance” goals and 50% of his annual bonus to be based on his performance against “individual performance” goals. The corporate-performance goals will include our MFFO per share, our net-debt-to-EBITDA ratio and our same-property net-operating-income growth, as well as any similar goals as determined by our Board of Directors (or a committee thereof). Mr. Oh’s maximum annual bonus eligibility is 150% of his target amount.
•Initial Equity Grants. Under our incentive plan, Mr. Oh received initial grants of time-based restricted stock and performance-based RSUs (representing the right to receive shares of our Class T common stock upon vesting) as follows:
◦Mr. Oh received time-based-vesting restricted shares of Class T common stock with a grant-date value of approximately $243,750. These restricted shares vest in three equal annual installments, with the first one-third installment vesting on October 1, 2022, the second one-third installment vesting on October 1, 2023 and the final one-third installment vesting on October 1, 2024 (subject to continuous employment or provision of services through each vesting date).
◦Mr. Oh also received performance-based-vesting RSUs with a grant-date value of approximately $81,250. These RSUs will cliff vest in the first quarter of 2025 (subject to continuous employment or provision of services through that vesting date), with the amount of RSUs then vesting to be based on our relative MFFO per share ranking over the three-year period ending December 31, 2024 versus a company peer group. Mr. Oh will vest into 50% of the RSUs subject to this grant if we achieve a “threshold” level of MFFO per share, which is MFFO-per-share performance that is 2.5% less than the peer group’s MFFO-per-share performance (with no RSUs vesting if our MFFO-per-share performance is worse than this amount); 100% of the RSUs if we achieve “target” performance, which is MFFO-per-share performance equal to the peer group’s MFFO-per-share performance; and 200% of the RSUs if we achieve “maximum” performance, which is MFFO-per-share performance that is 2.5% or greater than the peer group’s MFFO-per-share performance. There will be linear interpolation between MFFO-per-share performance levels. The terms and conditions of such RSUs, including the performance hurdles and the members of the company peer group, are set forth in the amended and restated award agreement dated as of April 1, 2022, executed by American Healthcare REIT and Mr. Oh, which amended and restated the original award agreement dated as of October 4, 2021.
•Future Annual Equity Grants. Beginning in 2022 and annually thereafter (subject to his continued employment or provision of services and the approval of our Board of Directors or a committee thereof), Mr. Oh will receive additional annual equity grants with a grant-date value of not less than $325,000.
•At-Will Employment. Mr. Oh’s employment is at will, such that we or Mr. Oh can terminate his employment at any time and for any reason.
Mr. Willhite’s Offer Letter
The offer letter with Mr. Willhite provides as follows:
•Position and Reporting Line. Mr. Willhite will serve as the Executive Vice President, General Counsel of American Healthcare REIT. In that capacity, he will report to the Chief Operating Officer of American Healthcare REIT.
•Annual Base Salary. Mr. Willhite will receive an annual base salary of $360,000.
•2021 Annual Bonus and Future Annual Bonus Opportunities.
◦2021 Bonus. Mr. Willhite’s 2021 annual cash bonus was an amount determined by our Board of Directors or a committee thereof based on Mr. Willhite’s target bonus amount for 2022, as described below, prorated for the number of days from the closing of the Merger through December 31, 2021.

◦Future Annual Bonus Opportunities. Beginning in 2022, Mr. Willhite will be eligible for an annual cash performance bonus with a target amount equal to 65% of his annual base salary. Our Board of Directors or a committee thereof will determine his actual bonus amount (which may be less than, equal to or greater than his target amount) based on his performance against goals established by such Board of Directors (or a committee thereof), with 70% of his annual bonus to be based on his achievement against “corporate performance” goals and 30% of his annual bonus to be based on his performance against “individual performance” goals. The corporate-performance goals will include our MFFO per share, our net-debt-to-EBITDA ratio and our same-property net-operating-income growth, as well as any similar goals as determined by our Board of Directors (or a committee thereof). Mr. Willhite’s maximum annual bonus eligibility is 150% of his target amount.
•Initial Equity Grants. Under our incentive plan, Mr. Willhite received initial grants of time-based restricted stock and performance-based RSUs (representing the right to receive shares of our Class T common stock upon vesting) as follows:
◦Mr. Willhite received time-based-vesting restricted shares of Class T common stock with a grant-date value of approximately $281,250. These restricted shares vest in three equal annual installments, with the first one-third installment vesting on October 1, 2022, the second one-third installment vesting on October 1, 2023 and the final one-third installment vesting on October 1, 2024 (subject to continuous employment or provision of services through each vesting date).
◦Mr. Willhite also received performance-based-vesting RSUs with a grant-date value of approximately $93,750. These RSUs will cliff vest in the first quarter of 2025 (subject to continuous employment or provision of services through that vesting date), with the amount of RSUs then vesting to be based on our relative MFFO per share ranking over the three-year period ending December 31, 2024 versus a company peer group. Mr. Willhite will vest into 50% of the RSUs subject to this grant if we achieve a “threshold” level of MFFO per share, which is MFFO-per-share performance that is 2.5% less than the peer group’s MFFO-per-share performance (with no RSUs vesting if our MFFO-per-share performance is worse than this amount); 100% of the RSUs if we achieve “target” performance, which is MFFO-per-share performance equal to the peer group’s MFFO-per-share performance; and 200% of the RSUs if we achieve “maximum” performance, which is MFFO-per-share performance that is 2.5% or greater than the peer group’s MFFO-per-share performance. There will be linear interpolation between MFFO-per-share performance levels. The terms and conditions of such RSUs, including the performance hurdles and the members of the company peer group, are set forth in the amended and restated award agreement dated as of April 1, 2022, executed by American Healthcare REIT and Mr. Willhite, which amended and restated the original award agreement dated as of October 4, 2021.
•Future Annual Equity Grants. Beginning in 2022 and annually thereafter (subject to his continued employment or provision of services and the approval of our Board of Directors or a committee thereof), Mr. Willhite will receive additional annual equity grants with a grant-date value of not less than $375,000.
•At-Will Employment. Mr. Willhite’s employment is at will, such that we or Mr. Willhite can terminate his employment at any time and for any reason.
Potential Payments Upon Termination or Change in Control
We adopted our Executive Severance and Change in Control Plan, or our severance plan, for the purpose of providing severance and change-of-control protections to certain key employees, including our NEOs. As described below, our severance plan provides our NEOs with, among other things, base salary, bonus and certain other payments at, following and/or in connection with certain terminations of employment or a change in control involving American Healthcare REIT. As used below, the terms “Cause,” “Change in Control,” “Disability” and “Good Reason” shall have the respective meanings set forth in our severance plan.
Termination Without Cause or Resignation for Good Reason
Under our severance plan, in the event a participant is terminated without Cause or resigns for Good Reason, such participant will be entitled to receive the following, including any accrued obligations entitled to such participant:
•a severance payment in an amount equal to (a) 2.0 if the participant is the Chief Executive Officer of American Healthcare REIT, 1.5 if the participant is the Executive Chairman, Chief Operating Officer, Chief Financial Officer, Head of Acquisitions, or General Counsel of American Healthcare REIT, or 1.0 if the participant holds another position; multiplied by (b) the sum of: (i) such participant’s base salary, plus (ii) such participant’s average cash bonus for the three most recent years completed prior to the termination, payable in equal installments in accordance with our normal payroll practices, commencing 60 days following the termination date;
•for a period of time ending on the earlier to occur of (i) the completion of the applicable severance period as provided in our severance plan, and (ii) the date on which the participant becomes eligible to receive healthcare coverage from a subsequent employer, medical coverage through our group medical plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, at the same levels as would have applied if the participant’s employment had not been terminated or reimbursement of the cost of such medical coverage;
•any retention equity grants granted to the participant that are unvested as of the termination date shall vest and, if applicable, become exercisable and any other unvested restricted stock or other equity awards issued to the participant under our incentive plan or otherwise by us that are outstanding on the termination date and that vest solely based on the passage of time (each, a “Time-Based Award”) shall vest and become exercisable, if applicable, as to the number of shares subject to such award that would have vested over the 12-month period following the termination date had the participant remained employed; and
•any performance-based vesting award issued to the participant under our incentive plan or otherwise by us (each, a “Performance-Based Award”) that remains outstanding on the termination date shall remain outstanding and eligible to be earned following the completion of the performance period based on the actual achievement of applicable performance goals, and to the extent earned (if at all) shall vest on a pro rata basis based on the number of days the participant remained employed from the commencement of the performance period through the termination date.
Change in Control Followed by Termination Without Cause or Resignation for Good Reason
In the event a Change in Control occurs:
•any Time-Based Award that is then outstanding shall vest and, if applicable, become exercisable immediately prior to the Change in Control subject to the participant’s continued employment until immediately prior to such Change in Control;
•any Performance-Based Award that is then outstanding and that is not continued, converted, assumed or replaced with a substantially similar award by us or a successor entity in connection with the Change in Control (in each case, such award being considered “Assumed”), shall vest and, if applicable, become exercisable immediately prior to the Change in Control based on actual achievement of the applicable performance goals through the date of the Change in Control, as determined in the sole discretion of our Compensation Committee prior to consummation of the Change in Control; and
•if, during the period beginning on the date of the Change in Control and continuing through the twelve (12) month period following such Change in Control, a participant is terminated without Cause (other than by reason of the death or Disability of such participant) or a participant resigns for Good Reason, such participant shall be entitled to receive each of the following, including any accrued obligations entitled to such participant:
◦a Change in Control severance payment, in an amount equal to (a) 2.5 if the participant is the Chief Executive Officer of American Healthcare REIT, or 2.0 if the participant is not the Chief Executive Officer of American Healthcare REIT, multiplied by (b) the sum of (i) the participant’s base salary; plus (ii) the participant’s average cash bonus for the three most recent years completed prior to the termination, which amount shall be paid to the participant in a lump sum within 60 days following the termination date;
◦continuing medical coverage or a corresponding payment as described above under “Termination Without Cause or Resignation for Good Reason”; and
◦any Performance-Based Award that was Assumed in connection with such Change in Control and that remains unvested on the termination date shall, to the extent such award remains subject to performance-based vesting as of the termination date, remain outstanding and eligible to be earned following the completion of the performance period based on the actual achievement of applicable performance goals, and to the extent earned (if at all) shall vest on a pro rata basis based on the number of days the participant remained employed from the commencement of the performance period through the termination date.
Termination Other Than Without Cause or Resignation Other Than for Good Reason
In the event that a participant is terminated for any reason other than as set forth above, such participant shall be entitled to receive from American Healthcare REIT the accrued obligations entitled to such participant and, if such termination is due to the participant’s death or Disability: (a) an amount equal to 0.5 multiplied by such participant’s base salary, which amount shall be paid to the participant (or, if applicable, the participant’s beneficiary or to such participant’s estate, if a participant fails to make a beneficiary designation), in equal installments in accordance with our normal payroll practices for a period of six months after the termination date starting within 60 days following the termination date; and (b) the participant’s annual cash performance bonus for the year in which the termination date occurs, as determined by our Compensation Committee based on target performance for the performance period and pro-rated for the number of days from the performance period commencement to the termination date, payable at its normal time (but in no event later than March 15 of the year following the year in which the termination date occurs); and (c) all unvested Time-Based Awards shall vest and become exercisable, if applicable, as to the number of shares subject to such award that would have vested (and become exercisable) over the 12-month period following the termination date had the participant remained employed, and (d) any Performance-Based Awards shall remain outstanding and eligible to be earned following the completion of the performance period based on the actual achievement of applicable performance goals and, to the extent earned (if at all), shall vest on a pro rata basis based on the number of days the participant remained employed from the commencement of the performance period through the termination date.
The following table presents the amount of compensation payable to each of our NEOs as if the triggering termination event described above and pursuant to our severance plan had occurred on December 31, 2021.

Name	Benefit	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause or Resignation for Good Reason within 12 months following Change in Control ($)	Death or Disability ($)
Danny Prosky	Severance Payment	1,875,000	2,343,750	398,630
	Medical Coverage (1)	58,663	73,329	14,666
	Accelerated Vesting of Time-Based Awards	500,001	1,500,002	500,001
	Accelerated Vesting of Performance-Based Awards	—	—	—
Brian S. Peay	Severance Payment	890,625	1,187,500	252,466
	Medical Coverage (1)	43,998	58,664	14,666
	Accelerated Vesting of Time-Based Awards	187,501	1,200,057	187,501
	Accelerated Vesting of Performance-Based Awards	—	—	—
Jeffrey T. Hanson (2)	Severance Payment	796,875	1,062,500	225,890
	Medical Coverage (1)	43,998	58,664	14,666
	Accelerated Vesting of Time-Based Awards	212,499	637,498	212,499
	Accelerated Vesting of Performance-Based Awards	—	—	—
Mathieu B. Streiff	Severance Payment	796,875	1,062,500	225,890
	Medical Coverage (1)	43,998	58,664	14,666
	Accelerated Vesting of Time-Based Awards	212,499	637,498	212,499
	Accelerated Vesting of Performance-Based Awards	—	—	—

Name	Benefit	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause or Resignation for Good Reason within 12 months following Change in Control ($)	Death or Disability ($)
Stefan K.L. Oh	Severance Payment	697,500	930,000	208,192
	Medical Coverage (1)	43,998	58,663	14,666
	Accelerated Vesting of Time-Based Awards	81,250	881,303	81,250
	Accelerated Vesting of Performance-Based Awards	—	—	—
Gabriel M. Willhite	Severance Payment	627,750	837,000	187,373
	Medical Coverage (1)	165	220	55
	Accelerated Vesting of Time-Based Awards	93,749	967,842	93,749
	Accelerated Vesting of Performance-Based Awards	—	—	—
(1)    Represents the cost of medical insurance coverage for each NEO at the same annual level as in effect immediately preceding December 31, 2021 for a period of time equal to the applicable multiple set forth in our severance plan. Such amounts are paid in equal installments over an annual period equal to the respective severance multiple (i.e., 2.5 years, 2 years, 1.5 years, or 1 year). A lesser amount may be due if the NEO becomes eligible to receive healthcare coverage from a subsequent employer.
(2)    Mr. Hanson announced his intention to retire from the day-to-day operations of our company. Assuming he is elected as a director at the annual meeting, he will transition from his position as Executive Chairman of the Board of Directors to non-executive Chairman of the Board of Directors, effective June 30, 2022, at which time he will no longer be eligible to receive compensation pursuant to our severance plan. However, our company will reimburse Mr. Hanson for the monthly premium cost of medical coverage pursuant to COBRA, for a period of up to 18 months beginning on July 1, 2022.
COMPENSATION OF DIRECTORS
Director Compensation
If a director is also one of our executive officers, we do not pay any compensation to that person for services rendered as a director. Our director compensation is designed with the goals of attracting and retaining highly qualified individuals to serve as independent directors and to fairly compensate them for their time and efforts. For the year ended December 31, 2021, our independent directors received the following forms of compensation:
•Annual Retainer. Prior to October 1, 2021, our independent directors received an aggregate annual retainer of $65,000, which was paid on a quarterly basis at the commencement of each quarter for which an individual served as an independent director. In addition, the chairman or chairwoman of the Audit Committee received an additional aggregate annual retainer of $10,000, which was paid on a quarterly basis at the commencement of each quarter for which an individual served as the chairman or chairwoman of the Audit Committee. Effective as of October 1, 2021, our independent directors receive an aggregate annual retainer of $85,000, which is paid on a quarterly basis at the commencement of each quarter for which an individual serves as an independent director. In addition, the chairman or chairwoman of the Audit Committee receives an additional aggregate annual retainer of $20,000, and the chairman or chairwoman of the Compensation Committee and Nominating and Corporate Governance Committee receives an additional aggregate annual retainer of $12,500, which is paid on a quarterly basis at the commencement of each quarter for which an individual serves as the chairman or chairwoman of the applicable committee. An additional “true-up” cash payment was made to our independent directors prior to the end of the 2021 calendar year to reflect such increases to the aggregate annual retainers.
•Meeting Fees. Prior to October 1, 2021, our independent directors received $1,500 for each Board of Directors meeting attended in person or by telephone and $500 for each committee meeting attended in person or by telephone, which was paid monthly in arrears. Effective as of October 1, 2021, we ceased paying meeting fees as compensation to our independent directors.
•Additional Audit Committee Member Compensation. Effective as of October 1, 2021, members of our Audit Committee receive an additional aggregate annual retainer of $5,000, which is paid on a quarterly basis at the commencement of each quarter for which an individual serves as an audit committee member.
•Equity Compensation. Prior to October 1, 2021, in connection with their initial election to our Board of Directors, each independent director received 5,000 shares of restricted Class T common stock pursuant to our incentive plan, and an additional 2,500 shares of restricted Class T common stock pursuant to our incentive plan in connection with his or her subsequent re-election each year, provided that such person was an independent director as of the date of his or her re-election and continually served as an independent director during such period. The restricted shares vested as to 20.0% of the shares on the date of grant and on each anniversary thereafter over four years from the date of grant. Effective as of October 1, 2021, each independent director receives an amount of restricted Class T common stock pursuant to our incentive plan equal to approximately $85,000, which shares of restricted Class T common stock fully vest one year from the date of grant; provided, however, that with respect to shares of restricted Class T common stock that were granted to our independent directors upon their election at the 2021 annual meeting of stockholders, such restricted stock vested as to 20.0% of the shares on the date of grant with the remainder vesting on June 30, 2022. Our Board of Directors granted additional shares of restricted Class T common stock to our independent directors prior to the end of the 2021 calendar year to account for additional “true-up” equity compensation owed to each independent director pursuant to the new director compensation program adopted effective as of October 1, 2021, which shares fully vest on June 30, 2022.
•Special Committee Fees. Our special committee members received an initial retainer of $60,000 payable in one lump sum and a monthly retainer of $10,000 payable monthly in arrears. Additionally, the chairwoman of the special committee received a monthly retainer of $7,500, payable monthly in arrears. Our special committee was dissolved upon completion of the Merger.
•Non-Executive Chairman Compensation. Assuming Mr. Hanson is elected as a director at the annual meeting, he will transition from his position as Executive Chairman of the Board of Directors to non-executive Chairman of the Board of Directors, effective June 30, 2022. Although Mr. Hanson is not an independent director, he will receive the same compensation and reimbursement of expenses that our company pays to each of its independent directors, with the portion of his 2022 compensation that is paid in cash being prorated for the period from July 1, 2022 to December 31, 2022; provided, however, that Mr. Hanson has agreed to waive the equity retainer compensation that will be paid to our independent directors in 2022. In addition, Mr. Hanson will receive annual cash compensation of $100,000, with such compensation being prorated for the period from July 1, 2022 to December 31, 2022. The amount of cash compensation payable to our Chairman of the Board of Directors was determined by our Board of Directors after engaging FPC as an independent compensation consultant to advise our Board of Directors on executive officer and director compensation.
•Other Compensation. We reimburse our directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings, including committee meetings, of our Board of Directors. Such reimbursement is paid monthly. Our independent directors do not receive other benefits from us.

The following table sets forth certain information with respect to our director compensation for the year ended December 31, 2021:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey T. Hanson (3)	—	—	—	—	—	—	—
Danny Prosky (3)	—	—	—	—	—	—	—
Mathieu B. Streiff (3)	—	—	—	—	—	—	—
Richard S. Welch (3)	—	—	—	—	—	—	—
Brian J. Flornes	215,375	84,999	—	—	—	14,385 (5)	314,759
Harold H. Greene (4)	308,375	84,999	—	—	—	7,536 (5)	400,910
Dianne Hurley	292,250	84,999	—	—	—	16,012 (5)	393,261
Gerald W. Robinson (4)	229,000	84,999	—	—	—	6,262 (5)	320,261
J. Grayson Sanders (4)	229,000	84,999	—	—	—	6,306 (5)	320,305
Wilbur H. Smith III	211,000	84,999	—	—	—	16,609 (5)	312,608
___________
(1)    Consists of the amounts described below:

Director	Role	Annual Retainer ($)	Meeting Fees ($)	Additional Special Payments ($)
Hanson	Executive Chairman of the Board (a)	—	—	—
Prosky	Director	—	—	—
Streiff	Director	—	—	—
Welch	Director	—	—	—
Flornes	Chairman, Nominating and Corporate Governance Committee; Member, Audit Committee	74,375	13,500	127,500 (b)
Greene	Chairman, Compensation Committee; Member, Audit Committee	89,375	18,000	201,000 (c)
Hurley	Chairwoman, Audit Committee; Member, Compensation Committee	83,750	13,500	195,000 (b)
Robinson	Member, Nominating and Corporate Governance Committee	77,500	18,000	133,500 (c)
Sanders	Member, Compensation Committee	77,500	18,000	133,500 (c)
Smith	Member, Nominating and Corporate Governance Committee	70,000	13,500	127,500 (b)
___________
(a)    Mr. Hanson announced his intention to retire from the day-to-day operations of our company. Assuming he is elected as a director at the annual meeting, he will transition from his position as Executive Chairman of the Board of Directors to non-executive Chairman of the Board of Directors, effective June 30, 2022. The details of Mr. Hanson’s compensation as non-executive Chairman of the Board of Directors are set forth above in this “Compensation of Directors” section.
(b)    Comprised of the monthly retainer and meeting fees paid to members of our special committee.
(c)    Comprised of the monthly retainer and meeting fees paid to members of the GA Healthcare REIT III special committee.
(2)The amounts in this column represent the grant date fair value of the awards granted for the year ended December 31, 2021, as determined in accordance with FASB ASC Topic 718.

The following table shows the shares of our restricted Class T common stock awarded to each director for the year ended December 31, 2021, and the grant date fair value for each award (computed in accordance with FASB ASC Topic 718):

Director	Grant Date	Shares of Our Restricted Class T Common Stock (#)	Full Grant Date Fair Value of Award ($)
Hanson	—	—	—
Prosky	—	—	—
Streiff	—	—	—
Welch	—	—	—
Flornes	10/01/21 and 11/18/21	9,219	84,999
Greene	10/01/21 and 11/18/21	9,219	84,999
Hurley	10/01/21 and 11/18/21	9,219	84,999
Robinson	10/01/21 and 11/18/21	9,219	84,999
Sanders	10/01/21 and 11/18/21	9,219	84,999
Smith	10/01/21 and 11/18/21	9,219	84,999
The following table shows the aggregate number of nonvested shares of our restricted Class T and Class I common stock held by each director as of December 31, 2021:

Director	Nonvested Shares of Our Restricted Class T and Class I Common Stock (#)
Hanson	—
Prosky	—
Streiff	—
Welch	—
Flornes	17,719
Greene	13,779
Hurley	17,719
Robinson	13,779
Sanders	13,779
Smith	17,719
___________
(3)Messrs. Hanson, Prosky and Streiff are not independent directors. Mr. Welch was not an independent director and resigned from our Board of Directors effective October 2021.
(4)Messrs. Greene, Robinson and Sanders received the fees earned pursuant to their services as independent directors of GA Healthcare REIT III until October 1, 2021, the effective date of the Merger, at which time they began receiving fees on our Board of Directors. The amounts reported in this table reflect the aggregate amounts paid to Messrs. Greene, Robinson and Sanders for the full year.
(5)Amounts reflect the dollar value of distributions paid in connection with the stock awards granted to our independent directors.

EQUITY COMPENSATION PLAN INFORMATION
We adopted our incentive plan, pursuant to which our Board of Directors or a committee of our independent directors may make grants of options, restricted shares of common stock, stock purchase rights, stock appreciation rights or other awards to our independent directors, employees and consultants. The maximum number of shares of our common stock that may be issued pursuant to our incentive plan is 4,000,000. The following table provides information regarding our incentive plan as of December 31, 2021:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	318,602 (1)	—	2,598,943
Equity compensation plans not approved by security holders	—	—	—
Total	318,602		2,598,943
________
(1)Reflects performance-based RSUs representing the right to receive shares of our Class T common stock upon vesting. The number set forth in the table above reflects the maximum number of shares of our Class T common stock potentially issuable upon vesting. The RSUs do not have voting rights. The performance-based RSUs will cliff vest in the first quarter of 2025 (subject to continuous employment or provision of services through that vesting date) with the amount vesting depending on meeting certain key performance criteria as further described in this proxy statement and in our incentive plan. For details regarding our grants under the incentive plan of time-based restricted Class T and Class I common stock to our executive officers, key employees and independent directors, see the “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Incentive Program (Equity-Based Compensation)” and “Compensation of Directors” sections above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of March 18 2022, the number of shares of our common stock beneficially owned by (1) any person who is known by us to be the beneficial owner of more than 5.0% of any class of the outstanding shares of our common stock; (2) our directors; (3) our named executive officers; and (4) all of our directors and executive officers as a group. The percentage of common stock beneficially owned is based on 263,809,729 shares of our Class T and Class I common stock outstanding as of March 18, 2022. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes securities over which a person has voting or investment power and securities that a person has the right to acquire within 60 days. The address for each of the beneficial owners named in the following table is 18191 Von Karman Avenue, Suite 300, Irvine, California 92612.

Name of Beneficial Owner (1)	Number of Shares of Class T Common Stock Beneficially Owned	Percentage of All Class T Common Stock	Number of Shares of Class I Common Stock Beneficially Owned	Percentage of All Class I Common Stock
Danny Prosky	211,029	*	323,946	*
Brian S. Peay	130,158	*	3,230	*
Jeffrey T. Hanson	115,391	*	328,144	*
Mathieu B. Streiff	116,926	*	248,498	*
Stefan K.L. Oh	98,189	*	23,987	*
Gabriel M. Willhite	104,972	*	—	*
Brian J. Flornes	44,219	*	—	*
Harold H. Greene	9,219	*	64,973	*
Dianne Hurley	48,289	*	—	*
Gerald W. Robinson	9,219	*	41,697	*
J. Grayson Sanders	9,219	*	42,014	*
Wilbur H. Smith III	50,773	*	—	*
All directors and executive officers as a group (13 persons)	947,602	*	1,079,995	*
_________
*     Represents less than 1.0% of our outstanding common stock.
(1)For purposes of calculating the percentage beneficially owned, the number of shares of our common stock deemed outstanding includes (a) 77,504,480 shares of our Class T common stock or 186,305,249 shares of our Class I common stock outstanding, as applicable, as of March 18, 2022, and (b) shares of our common stock issuable pursuant to options held by the respective person or group that may be exercised within 60 days following March 18, 2022. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares of stock to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares of stock.
None of the above shares have been pledged as security.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires each director, officer, and individual beneficially owning more than 10% of a registered security to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5). Based solely on such forms filed electronically with the SEC and with respect to the fiscal year ended December 31, 2021 or written representations that no additional forms were required, to the best of our knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons for 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
On October 1, 2021, the AHI Acquisition closed immediately prior to the consummation of the Merger. Following the consummation of the Merger, we became a self-managed company. Set forth below is a description of the transactions with affiliates that occurred during the fiscal year ended December 31, 2021 but prior to the closing of the AHI Acquisition and the Merger, including fees associated with our advisory agreement with our former advisor, or the Advisory Agreement. We ceased paying such fees following the closing of the AHI Acquisition and the Merger.
Fees and Expenses Paid to Affiliates
Our Board of Directors, including a majority of our independent directors, has reviewed the material transactions between our affiliates and us during the year ended December 31, 2021. Set forth below is a description of the transactions with affiliates. We believe that we have executed all of the transactions set forth below on terms that are fair and reasonable to us and on terms no less favorable to us than those available from unaffiliated third parties. For the year ended December 31, 2021, we incurred $9,574,000 in fees and expenses to our affiliates as detailed below. The cost of raising funds in our initial offering as a percentage of gross proceeds received in our initial offering was 3.7% as of December 31, 2021.
Acquisition and Development Stage
Acquisition Fee
We paid our former advisor or its affiliates an acquisition fee of up to 4.50% of the contract purchase price, including any contingent or earn-out payments that were paid, of each property we acquired or, with respect to any real estate-related investment we originated or acquired, up to 4.25% of the origination or acquisition price, including any contingent or earn-out payments that were paid. The 4.50% or 4.25% acquisition fees consisted of a 2.25% or 2.00% base acquisition fee, or the base acquisition fee, for real estate and real estate-related acquisitions, respectively, and an additional 2.25% contingent former advisor payment, or the Contingent Advisor Payment, as applicable. The Contingent Advisor Payment allowed our former advisor to recoup the portion of the dealer manager fee and other organizational and offering expenses funded by our former advisor. Therefore, the amount of the Contingent Advisor Payment paid upon the closing of an acquisition did not exceed the then outstanding amounts paid by our former advisor for dealer manager fees and other organizational and offering expenses at the time of such closing. For these purposes, the amounts paid by our former advisor and considered as “outstanding” were reduced by the amount of the Contingent Advisor Payment previously paid. Notwithstanding the foregoing, the initial $7,500,000 of amounts paid by our former advisor to fund the dealer manager fee and other organizational and offering expenses, or the Contingent Advisor Payment Holdback, was retained by us until February 2019, the termination of our initial offering and the third anniversary of the commencement date of our initial offering, at which time such amount was paid to our former advisor. Our former advisor or its affiliates were entitled to receive these acquisition fees for properties and real estate-related investments acquired with funds raised in our initial offering, including acquisitions completed after the termination of the Advisory Agreement (including imputed leverage of 50.0% on funds raised in our initial offering), or funded with net proceeds from the sale of a property or real estate-related investment, subject to certain conditions. Our former advisor was entitled to waive or defer all or a portion of the acquisition fee at any time and from time to time, in our former advisor’s sole discretion. For the year ended December 31, 2021, we paid base acquisition fees of $184,000 to our former advisor. As of December 31, 2021, we paid $20,982,000 in Contingent Advisor Payments to our former advisor.
Development Fee
In the event our former advisor or its affiliates provided development-related services, we paid our former advisor or its affiliates a development fee in an amount that was usual and customary for comparable services rendered for similar projects in the geographic market where the services were provided; however, we did not pay a development fee to our former advisor or its affiliates if our former advisor or its affiliates elected to receive an acquisition fee based on the cost of such development. For the year ended December 31, 2021, we incurred development fees of $74,000 to our former advisor.
Operational Stage
Asset Management Fee
We paid our former advisor or its affiliates a monthly fee for services rendered in connection with the management of our assets equal to one-twelfth of 0.80% of average invested assets. For such purposes, average invested assets means the average of the aggregate book value of our assets invested in real estate investments and real estate-related investments, before deducting depreciation, amortization, bad debt and other similar non-cash reserves, computed by taking the average of such values at the end of each month during the period of calculation. For the year ended December 31, 2021, we incurred $7,359,000 in asset management fees to our former advisor.
Property Management Fee
American Healthcare Investors or its designated personnel provided property management services with respect to our properties or sub-contracted these duties to any third party and provided oversight of such third-party property manager. We paid American Healthcare Investors a monthly management fee equal to a percentage of the gross monthly cash receipts of such property as follows: (i) a property management oversight fee of 1.0% of the gross monthly cash receipts of any stand-alone, single-tenant, net leased property, except for such properties operated utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a “RIDEA” structure (the provisions of the Internal Revenue Code of 1986, as amended, authorizing the RIDEA structure were enacted as part of the Housing and Economic Recovery Act of 2008), for which we paid a property management oversight fee of 1.5% of the gross monthly cash receipts with respect to such property; (ii) a property management oversight fee of 1.5% of the gross monthly cash receipts of any property that was not a stand-alone, single-tenant, net leased property and for which American Healthcare Investors or its designated personnel provided oversight of a third party that performed the duties of a property manager with respect to such property; or (iii) a fair and reasonable property management fee that was approved by a majority of our directors, including a majority of our independent directors, that was not less favorable to us than terms available from unaffiliated third parties for any property that was not a stand-alone, single-tenant, net leased property and for which American Healthcare Investors or its designated personnel directly served as the property manager without sub-contracting such duties to a third party. For the year ended December 31, 2021, we incurred property management fees of $1,124,000 to American Healthcare Investors.
Lease Fees
We paid our former advisor or its affiliates a separate fee for any leasing activities in an amount not to exceed the fee customarily charged in arm’s-length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. Such fee generally ranged from 3.0% to 6.0% of the gross revenues generated during the initial term of the lease. For the year ended December 31, 2021, we incurred lease fees of $632,000.
Construction Management Fee
In the event that our former advisor or its affiliates assisted with planning and coordinating the construction of any capital or tenant improvements, we paid our former advisor or its affiliates a construction management fee of up to 5.0% of the cost of such improvements. For the year ended December 31, 2021, we incurred construction management fees of $98,000.
Operating Expenses
We reimbursed our former advisor or its affiliates for operating expenses incurred in rendering services to us, subject to certain limitations. However, we did not reimburse our former advisor or its affiliates at the end of any fiscal quarter for total operating expenses that, in the four consecutive fiscal quarters then ended, exceeded the greater of: (i) 2.0% of our average invested assets, as defined in the Advisory Agreement; or (ii) 25.0% of our net income, as defined in the Advisory Agreement, unless our independent directors determined that such excess expenses were justified based on unusual and nonrecurring factors which they deemed sufficient. For the year ended December 31, 2021, our operating expenses did not exceed the aforementioned limitations as 2.0% of our average invested assets was greater than 25.0% of our net income. For the year ended December 31, 2021, our former advisor incurred operating expenses on our behalf of $103,000.

Accounts Payable Due to Affiliates
The following amounts were outstanding to our former advisor or its affiliates as of December 31, 2021:

Fee	December 31, 2021
Lease commissions	$245,000
Development fees	229,000
Construction management fees	152,000
Operating expenses	100,000
Asset and property management fees	83,000
Acquisition fees	57,000
Total	$866,000

PROPOSAL FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2)
Our Audit Committee has appointed Deloitte & Touche to continue as our independent registered public accounting firm for the year ending December 31, 2022; provided, however, that our Audit Committee seeks the ratification of the appointment by our stockholders. If our stockholders do not ratify the appointment of Deloitte & Touche, the Audit Committee will reconsider whether to retain Deloitte & Touche but may decide to retain Deloitte & Touche as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of us and our stockholders.
Representatives of Deloitte & Touche are expected to be present at the 2022 Annual Meeting of Stockholders. They will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Vote Required
The proposal to ratify the appointment of Deloitte & Touche requires the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present. A properly executed proxy card, or instruction by telephone or the Internet, indicating “FOR” will be considered a vote in favor of the proposal to ratify the appointment of Deloitte & Touche. A properly executed proxy card, or instruction by telephone or the Internet, indicating “AGAINST” will be considered a vote against the proposal to ratify the appointment of Deloitte & Touche. For purposes of the proposal to ratify the appointment of Deloitte & Touche, abstentions and broker non-votes will have no impact.
Our Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the year ending December 31, 2022, and proxies solicited by our Board of Directors will be voted in favor of such ratification unless a stockholder indicates otherwise on the proxy.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM; AUDIT AND NON-AUDIT FEES
Deloitte & Touche has served as our independent registered public accounting firm and audited our consolidated financial statements since January 27, 2015.
The following table lists the fees for services provided by our independent registered public accounting firm for 2021 and 2020:

Services	2021	2020
Audit fees (1)	$1,116,000	$819,000
Audit-related fees (2)	405,000	23,000
Tax fees (3)	105,000	262,000
All other fees	—	—
Total	$1,626,000	$1,104,000
________
(1)Audit fees consist of fees related to the 2021 and 2020 audit of our annual consolidated financial statements and reviews of our quarterly consolidated financial statements. Audit fees also relate to statutory and regulatory audits, consents and other services related to filings with the SEC in the year the services were rendered.
(2)Audit-related fees relate to financial accounting and reporting consultations, assurance and related services in the year the services were rendered.
(3)Tax services consist of tax compliance and tax planning and advice in the year the services were rendered.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and the rules and regulations of the SEC. All services rendered by Deloitte & Touche for the years ended December 31, 2021 and 2020 were pre-approved in accordance with the policies and procedures described above.
Auditor Independence
The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining our independent registered public accounting firm’s independence and has concluded that the provision of such services has not adversely affected the independent registered public accounting firm’s independence.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS
Pursuant to the Audit Committee charter adopted by our Board of Directors, the Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing the independent auditors and reviewing the financial information to be provided to the stockholders and others, the system of internal control over financial reporting that management has established and the audit and financial reporting process. The Audit Committee is composed of three of our independent directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing, and the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing. The Audit Committee’s role does not provide any special assurance with regard to the financial statements of the company, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. The Audit Committee relies in part, without independent verification, on information provided to it and on representations made by management and the independent auditors that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.
In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the 2021 audited financial statements with management, including a discussion of the quality and acceptability of the financial reporting and controls of the company.
The Audit Committee reviewed with Deloitte & Touche, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit Committee discussed with Deloitte & Touche the overall scope and plans for the audit. The Audit Committee meets periodically with Deloitte & Touche, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of the company.
Based on the reports and discussions described above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our 2021 Annual Report on Form 10-K filed with the SEC on March 25, 2022.

MEMBERS OF THE AUDIT COMMITTEE:
Dianne Hurley (Chairwoman)
Harold H. Greene
Brian J. Flornes
The preceding “Audit Committee Report to Stockholders” shall not be deemed soliciting material or to be filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that American Healthcare REIT specifically incorporates it by reference into such filing.

ANNUAL REPORT
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is being distributed along with this proxy statement to stockholders on or about April 8, 2022. Our 2021 Annual Report on Form 10-K is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material.

PROPOSAL TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS
(Proposal No. 3)
General Information
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Exchange Act enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our NEOs, as disclosed in this proxy statement in accordance with the SEC’s rules.
Say on Pay Vote Mechanics
We are asking our stockholders to provide advisory (non-binding) approval of the compensation paid to our NEOs for the year ended December 31, 2021, as described in the “Compensation Discussion and Analysis” section and the compensation tables and narrative disclosures of this proxy statement (beginning on page 17).
This advisory (non-binding) vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as described in this proxy statement.
Highlights of our Executive Compensation Program
We believe that our executive compensation program:
•Aligns executive compensation to business objectives and overall company performance;
•Attracts, retains, and motivates highly-qualified executives;
•Balances the focus on short- vs. longer-term performance objectives through an appropriate mix of short-term cash incentive awards and equity incentive awards that vest over a number of years; and
•Has features designed to further align executive compensation with stockholder interests and mitigate risks, including: (i) no minimum guaranteed base salary increases and (ii) no significant perquisites.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the votes cast on such proposal, if a quorum is present. Abstentions and broker non-votes will have no impact on the vote on this proposal.
Our Board of Directors recommends a vote FOR the say on pay proposal, as stated by the following resolution:
“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table, and the other related tables and disclosures.”
The say on pay vote is advisory, and therefore not binding on the company, our Board of Directors or our Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

PROPOSAL TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, THE FREQUENCY OF THE VOTE ON COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS
(Proposal No. 4)
General Information
In accordance with the Dodd-Frank Act and Section 14A of the Exchange Act, we are requesting our stockholders vote, on an advisory (non-binding) basis, on how frequently they would like to cast an advisory vote on the compensation of our NEOs. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on NEO compensation annually, every two years or every three years.
Our Board of Directors believes that conducting an advisory ‘‘say on pay’’ vote annually is the most appropriate for the company. This frequency will continue to enable stockholders to annually express their views on our executive compensation program in a timely manner, based on the most recent information presented in our proxy statement. An annual advisory vote on executive compensation helps ensure ongoing stockholder communication with our Compensation Committee and our Board of Directors on executive compensation and corporate governance matters.
The vote on the frequency of the executive compensation vote is advisory, and therefore not binding on the company, our Board of Directors or our Compensation Committee. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote on the frequency of the executive compensation vote for either of annually, every two years or every three years, our Board of Directors will consider our stockholders’ concerns in making its determination regarding the frequency of the executive compensation vote.
Vote Required
We will consider stockholders to have “approved” the frequency selected by a plurality of the votes cast on the proposal, if a quorum is present. Abstentions and broker non-votes will have no impact on the vote on this proposal.
Our Board of Directors recommends a vote to hold an advisory (non-binding) vote to determine the frequency of future stockholder advisory votes on the compensation of our NEOs on an annual basis by selecting “1 YEAR” as your choice.
PROPOSALS FOR 2023 ANNUAL MEETING OF STOCKHOLDERS
Under SEC regulations, any stockholder desiring to submit a proposal for inclusion in proxy solicitation material for our 2023 Annual Meeting of Stockholders must cause such proposal to be received at our principal executive offices located at 18191 Von Karman Avenue, Suite 300, Irvine, California 92612, Attention: Secretary, no later than December 9, 2022 in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stockholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act. If a stockholder wishes to present a proposal at our 2023 Annual Meeting of Stockholders, whether or not the proposal is intended to be included in the 2023 proxy materials, our bylaws currently require that the stockholder give advance written notice to our Secretary at our offices no earlier than November 9, 2022 and no later than 5:00 p.m., Pacific Time, on December 9, 2022. Stockholders are advised to review our bylaws, which contain other requirements with respect to advance notice of stockholder proposals and director nominations.
OTHER MATTERS
Distribution of Materials; Other Business
On or about April 8, 2022, we will send a proxy card together with this proxy statement to all stockholders of record at the close of business on March 18, 2022. The only business to come before the annual meeting which management is aware of is set forth in this proxy statement. If any other business does properly come before the annual meeting or any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.
It is important that proxies be returned promptly. Therefore, stockholders are urged to sign, date and return the accompanying proxy card in the accompanying return envelope or by the Internet at https://www.proxyvote.com or by telephone by dialing toll-free 1 (800) 690-6903.

HOUSEHOLDING OF PROXY MATERIALS
We have adopted a procedure permitted by SEC rules that is commonly referred to as “householding.” Under this procedure, a single proxy statement and annual report are delivered to multiple stockholders sharing an address unless we receive contrary instructions from any stockholder at that address. We will continue to send a separate proxy card to each stockholder of record. We have adopted this procedure because we believe it reduces the volume of duplicate information stockholders receive and helps to reduce our printing and postage costs. A number of brokers with account holders who are company stockholders will be “householding” our proxy materials and annual reports as well.
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker if you hold your shares through a broker, or notify us directly if you are a stockholder of record by contacting us at:
American Healthcare REIT, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
Attention: Secretary
(949) 270-9200
We will send promptly additional copies of the relevant materials following receipt of a request for additional copies.

American Healthcare REIT

18191 VON KARMAN AVENUE, SUITE 300
IRVINE, CA 92612

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information **up until 11:59 p.m. Eastern Time on June 14, 2022**. If you vote by Internet, you do not have to return your paper ballot. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Call toll-free on any touch-tone telephone to transmit your voting instructions **up until 11:59 p.m. Eastern Time on June 14, 2022**. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Completed proxy cards must be received **by June 14, 2022.**

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D75760-P72831-Z82324-Z82337-Z82338

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

AMERICAN HEALTHCARE REIT, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED IN ITEM 1.

1. For the election of Jeffrey T. Hanson, Danny Prosky, Mathieu B. Streiff, Brian J. Flornes, Harold H. Greene, Dianne Hurley, Gerald W. Robinson, J. Grayson Sanders, and Wilbur H. Smith III to serve as Directors until the Annual Meeting of Stockholders of American Healthcare REIT, Inc. to be held in the year 2023 and until his or her successor is duly elected and qualifies.

Nominees:	For	Withhold
1a. Jeffrey T. Hanson	☐	☐
1b. Danny Prosky	☐	☐
1c. Mathieu B. Streiff	☐	☐
1d. Brian J. Flornes	☐	☐
1e. Harold H. Greene	☐	☐
1f. Dianne Hurley	☐	☐
1g. Gerald W. Robinson	☐	☐
1h. J. Grayson Sanders	☐	☐
1i. Wilbur H. Smith III	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "1 YEAR" ON THE FOLLOWING PROPOSAL.	1 Year	2 Years	3 Years	Abstain
4. To determine the frequency with which stockholders shall be entitled to vote on an advisory (non-binding) resolution to approve the compensation of the named executive officers.	☐	☐	☐	☐

NOTE: Signature(s) should agree with the name(s) printed herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full name as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If the stock is jointly owned, the signature of one shall bind all unless the Secretary of the company is given written notice of the contrary and furnished with a copy of the instrument or order which so provides.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

D75761-P72831-Z82324-Z82337-Z82338

AMERICAN HEALTHCARE REIT, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2022
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PLEASE VOTE BY JUNE 14, 2022

The undersigned stockholder of American Healthcare REIT, Inc., a Maryland corporation, hereby appoints Cora Lo and Gabriel M. Willhite, and each of them, as proxies and attorneys-in-fact for the undersigned with full power of substitution in each of them as determined by the American Healthcare REIT, Inc. Board of Directors, on behalf and in the name of the undersigned, to attend the 2022 Annual Meeting of Stockholders of American Healthcare REIT, Inc. to be held on June 15, 2022 at 9:00 A.M. (PT), at the Irvine Marriott, located at 18000 Von Karman Avenue, Irvine, California 92612, and any and all adjournments and postponements thereof, and to cast on behalf of the undersigned all votes which the undersigned would be entitled to cast if personally present, as indicated on the reverse side of this ballot, and otherwise to represent the undersigned at the meeting and any adjournments or postponements thereof, with all power possessed by the undersigned as if personally present and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

This proxy is solicited on behalf of the American Healthcare REIT, Inc. Board of Directors. In accordance with the recommendation of the Board of Directors or in the absence of such a recommendation, in their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting, including matters incident to its conduct or a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies for any and all of the proposals referenced herein.

When properly executed, this proxy will be voted as specified by the undersigned stockholder. If no voting instruction is given as to any item, this proxy will be voted "FOR" each of the nominees named in Item 1, "FOR" Items 2 and 3, and for "1 YEAR" in Item 4.

For address changes and/or comments, please contact us at: 844-460-9414.

Continued and to be signed on reverse side